UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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UNITED STATIONERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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United Stationers Inc. One Parkway North Boulevard, Suite 100 Deerfield, Illinois 60015

April 16, 2010

Dear Stockholder:

On behalf of the Board of Directors and management of United Stationers Inc., I cordially invite you to attend the 2010 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 26, 2010, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois.

At this year’s Annual Meeting, the matters to be considered by stockholders are the election of four directors each to serve for a three-year term expiring in 2013, the ratification of the selection of the Company’s independent registered public accountants for 2010, and the transaction of such other business as may properly come before the meeting. The Board of Directors of the Company has determined that approval of the proposed director nominees and ratification of the selection of independent registered public accountants is in the best interest of the Company and its stockholders, and has unanimously recommended a vote “FOR” election of these nominees and “FOR” ratification of the selection of independent registered public accountants.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares through the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Frederick B. Hegi, Jr.
Chairman of the Board

United Stationers Inc. One Parkway North Boulevard, Suite 100 Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2010

•	The proxy statement and Form 10-K to security holders are available at www.unitedstationers.com/investor/annualmeeting

The 2010 Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 26, 2010, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois for the following purposes:

1.	To elect four Class III directors each to serve for a three-year term expiring in 2013;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has unanimously recommended a vote “FOR” election of the director nominees and “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants.

The record date for the Annual Meeting is the close of business on Monday, March 29, 2010. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. Record holders of the Company’s Common Stock as of the record date may submit their proxies by following the voting instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

April 16, 2010

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

PROXY STATEMENT
APRIL 16, 2010

PROXY AND VOTING INFORMATION

The Board of Directors of United Stationers Inc. (referred to as “we” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2010 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”).

What is a Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 16, 2010.

Who May Vote

Holders of record of our Common Stock at the close of business on Monday, March 29, 2010 (the “Record Date”) may vote at the Annual Meeting. On that date, 24,193,740 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (that is, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions, by the respective applicable deadline shown on the Notice of Internet Availability of Proxy Materials or proxy card, using any of the following methods:

•	Through the Internet: Go to the website http://www.proxyvote.com and follow the instructions on the Notice of Internet Availability of Proxy Materials to view the proxy materials online and vote your shares through the Internet.

•	By Telephone:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

•	By Mail:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the Notice of Internet Availability of Proxy Materials or proxy card before your proxy and voting instructions will be accepted. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in “street name” through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm’s voting instruction form for beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card, or use telephone or Internet voting, but do not specify how you want to vote your shares, the proxies will vote your shares “FOR” the election of each of the four director nominees and “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants for 2010. If you specify how you want to vote your shares on some matters but not others, the proxies will vote your shares as directed on the matters that you specify and “FOR” approval of the other matters described in this proxy statement. However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions. The proxies will also vote your shares in their discretion on any other business that may properly come before the meeting.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Requesting and submitting a new proxy card that is properly signed with a later date;

•	Voting again at a later date by telephone or through the Internet — your latest voting instructions submitted before the deadline for telephone or Internet voting, 11:59 p.m. Eastern Time on May 25, 2010, will be counted and your earlier instructions revoked;

•	Sending a properly signed written notice of your revocation to the Secretary of the Company at United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559; or

•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

A proxy card with a later date or written notice of revocation shall not constitute a revocation of a previously submitted proxy unless it is received by the Secretary of United Stationers Inc. before the previously submitted proxy is exercised at the Annual Meeting.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of the 24,193,740 shares of our Common Stock issued and outstanding on the Record Date.

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the regulatory agency of which the broker is a member to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Pursuant to new regulations brokers are no longer permitted to vote uninstructed shares for the election of directors. However, typically brokers are permitted to vote for the ratification of the selection of independent registered public accountants if they have not received instructions from the beneficial owner. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Required Votes

Assuming a quorum is present, the nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the four nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.

Assuming a quorum is present, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by our directors, officers and other employees. Directors, officers and other employees of the Company who participate in soliciting proxies will not receive any additional compensation from the Company for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock as of the Record Date.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of ten members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the four current Class III Directors, including Noah T. Maffitt who was appointed to the Board of Directors as a Class III Director in January 2010, will expire in 2010. All of the Class III Directors are current directors standing as nominees at the Annual Meeting for reelection to a three-year term expiring in 2013.

The nominees have indicated that they are willing and able to serve as Company Directors. If any nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors, upon recommendation of the Governance Committee.

Information regarding each of the Director nominees and the Directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other publicly held companies during the last five years and period of service as a Company Director, is set forth below. Also included below is a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Director nominee or Director should serve on the Board.

Director Nominees

The nominees for election as Class III Directors at this year’s Annual Meeting, each to serve for a three-year term expiring in 2013, are set forth below:

Roy W. Haley (63) was elected to the Company’s Board of Directors in March 1998. Mr. Haley serves as Chair of the Audit Committee. Mr. Haley is the Executive Chairman and, until September, 2009, was the Chief Executive Officer of WESCO International, Inc., a wholesale supplier of electrical and other industrial supplies and services. Prior to joining WESCO in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. In addition to his service as a director of WESCO, Mr. Haley is currently and has been over the last five years a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, and serves as a director of the Federal Reserve Bank of Cleveland. Mr. Haley has a history of public company leadership with significant knowledge and operating experience in a distribution company as Chairman and Chief Executive Officer of WESCO International, Inc. This experience allows him to provide highly informed guidance and counsel regarding the operations and value proposition of a wholesale supplier supplemented with his direct knowledge of the Company’s lines of products. Mr. Haley serves as the Chair of the Company’s Audit Committee, which position he has held at the pleasure of the Board for the past 11 years, and as the Chair of the Audit Committee of Cambrex Corporation. Mr. Haley is also designated as one of the financial experts on the Audit Committee. Through his present and past business experiences, Mr. Haley has acquired significant understanding and experience in financial matters of a publicly traded company, internal controls and the functions of an Audit Committee.

Benson P. Shapiro (68) was elected to the Company’s Board of Directors in November 1997. Dr. Shapiro serves as Chair of the Governance Committee and is a member of the Executive Committee. Dr. Shapiro has served on the faculty of Harvard University for 38 years. He currently is The Malcolm P. McNair Professor of Marketing Emeritus at the Harvard Business School and the President of B.P. Shapiro, Inc., a business consulting firm that he founded in 1972. He has served as a consultant to over 300 companies including startups, medium-size firms and large international corporations. He has taught a wide variety of MBA courses including Industrial Marketing, Sales Management, Creative Marketing Strategy and Integrated Product Line Management. Leveraging his academic and consulting experiences, Dr. Shapiro brings a significant understanding of marketing strategy and sales management to the Board’s deliberations with particular strengths in pricing, product line planning and marketing organizations. Dr. Shapiro’s experience as a consultant and long service as a Company director contributes to his engagement on governance and compliance matters, making him an effective Chair of the Governance Committee.

Alex D. Zoghlin (40) was re-elected to the Company’s Board of Directors in May 2008. Mr. Zoghlin serves as a member of the Human Resources and Technology Advisory Committees. Mr. Zoghlin is the Chief Executive Officer of VHT, Inc., a marketing services provider for the real estate industry. He previously served on the Board from November of 2000 until May 2006. He resigned at that time to focus primarily on building G2 Switchworks, a Chicago-based travel/technology firm, where he was President and Chief Executive Officer until its change of ownership in 2008. He previously served as Chairman, President and Chief Executive Officer of neoVentures Inc., a venture capital investment company for emerging technology companies. Prior to that, he was Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies. Mr. Zoghlin has a history of demonstrated leadership in e-commerce and technology. His experience in programming, developing and implementing web-based solutions makes Mr. Zoghlin a particularly effective member of our Technology Advisory Committee, which provides critical guidance on the Company’s portfolio of information technology assets and systems.

Noah T. Maffitt (38) is Executive Vice President and General Manager of LiveNation.com, the e-commerce destination of Live Nation Entertainment, Inc., the world’s largest producer and promoter of live entertainment. In this role, Mr. Maffitt has global management responsibility for Live Nation’s e-commerce websites and content. Prior to joining Live Nation, he served as the Senior Director of Global Electronic Commerce Strategy for Office Depot where he played a key role in driving total online revenue growth. Mr. Maffitt has also worked at senior levels within the U.S. government, United Nations, and several successful start-up companies.

Mr. Maffitt’s knowledge of the e-commerce market and experience with the office products industry are directly relevant to the Company’s development of its e-business strategy. Mr. Maffitt also has particular experience in strategic planning and business operations.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS III DIRECTOR.

Continuing Directors

The other Directors, whose terms will continue after this year’s Annual Meeting, are as follows:

Class I Directors — Continuing in Office until 2011 Annual Meeting

Richard W. Gochnauer (60) became the Company’s President and Chief Executive Officer in December 2002, after joining the Company as its Chief Operating Officer and a Director in July 2002. Mr. Gochnauer is a member of the Executive Committee. From 1994 until he joined the Company, Mr. Gochnauer held the positions of Vice Chairman and President, International, and President and Chief Operating Officer of Golden State Foods, a privately held food company that manufactures and distributes food and paper products. Prior to that, he served as Executive Vice President of the Dial Corporation, with responsibility for its household and laundry consumer products businesses. Since 2009, Mr. Gochnauer has served as a director of AmerisourceBergen Corp., a pharmaceutical services provider. At the Company, as well as in his prior positions, Mr. Gochnauer has demonstrated his ability to build high performance teams, develop and execute growth strategies, improve product quality and customer service, lower costs, expand into new markets and channels, diversify product and service offerings and increase customer satisfaction. His position as our CEO makes him uniquely positioned to understand our business, and the Board believes that he should therefore serve as a member of the Board.

Daniel J. Good (70) was elected to the Company’s Board of Directors in March 1995. Mr. Good serves as Chair of the Finance Committee and is a member of the Audit Committee. Mr. Good is Chairman of Good Capital Co., Inc., a private investment firm in Lake Forest, Illinois, and has served as such since 1995. Until June 1995, Mr. Good was Vice Chairman of Golden Cat Corp., the largest producer of cat litter in the United States. Prior to such time, he was Managing Director of Merchant Banking of Shearson Lehman Bros. and President of A.G. Becker Paribas, Inc. He was also a Director of S.G. Warburg & Co., Ltd. ( London ) and Banque Paribas, NA (Paris). As an investment banker, Mr. Good had considerable experience in acquisitions and leveraged buyouts, as well as a broad variety of corporate financing transactions. This experience makes him uniquely qualified as Chair of the Finance Committee where he provides valuable advice and guidance with respect to the Company’s present and future capital requirements and opportunities, as well as plans, strategies, policies, proposals and transactions related to corporate finance, financial risk and potential acquisitions.

Jean S. Blackwell (55) was elected to the Company’s Board of Directors in May 2007. Ms. Blackwell serves as Chair of the Human Resources Committee and is a member of the Audit Committee. Ms. Blackwell is the Chief Executive Officer of the Cummins Foundation and Executive Vice President, Corporate Responsibility of Cummins Inc. (“Cummins”). From 2003 until her appointment in 2008 to her current position, Ms. Blackwell served as the Executive Vice President and Chief Financial Officer for Cummins. Ms. Blackwell also served as Vice President and General Counsel; Vice President, Human Resources; and Vice President, Cummins Business Services. Ms. Blackwell was appointed as Executive Vice President of Cummins in 2005. Prior to joining Cummins, Ms. Blackwell was a partner in the Indianapolis law firm of Bose McKinney & Evans and also worked for the State of Indiana as Budget Director and for the State Lottery Commission as Executive Director. She has also served as a director of The Phoenix Companies, a life insurance company. Ms. Blackwell has an in-depth knowledge of the business operations of a publicly-traded company from her long tenure at Cummins and a strong financial acumen from her senior management experience. Through her experiences, as well as serving on our Audit Committee and as Chair of the audit committee of The Phoenix Companies, she has a thorough understanding of financial reporting of a public company and is well-versed in internal controls. Ms. Blackwell also brings significant knowledge of Human Resource practices to her position as Chair of the Company’s Human Resource Committee, having served as Vice President of Human Resources at Cummins.

Class II Directors — Continuing in Office until 2012 Annual Meeting

Daniel J. Connors (51) was elected to the Company’s Board of Directors in July 2008. Mr. Connors is a member of the Finance and Governance Committees. Mr. Connors is the Chief Executive Officer of Physiotherapy Associates, a leading provider of outpatient physical therapy services. Prior to this appointment, Mr. Connors served as the Chief Executive Officer of Wire One Communications, Inc., a leading provider of videoconferencing solutions. He left the company after selling it to British Telecom in May 2008. Prior to Wire One, Mr. Connors served as the Executive Vice President and Chief Administrative Officer of Kinko’s, Inc. until its sale to FedEx Corporation. Mr. Connors also spent a number of years with Bain & Company, working in the firm’s Dallas, London and Munich offices, where he assisted clients with growth strategies, restructuring and turnaround situations. Mr. Connors began his career as a Captain in the U.S. Air Force, serving at the Pentagon in Washington D.C. Mr. Connors has significant knowledge in the areas of retailing and business-to-business services, with functional expertise in technology solutions, marketing, sales, distribution, logistics, offshore sourcing and customer service. Mr. Connors holds two law degrees and an MBA.

Charles K. Crovitz (56) was elected to the Company’s Board of Directors in October 2005. Mr. Crovitz serves as Chair of the Technology Advisory Committee and is a member of the Human Resources Committee. In September 2007, Mr. Crovitz was appointed as the Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer, which position he held until January, 2010. Prior to this appointment, Mr. Crovitz was a member of the executive leadership team of Gap Inc. from 1993 until 2003, most recently serving as Executive Vice President and Chief Supply Chain Officer. During his 10-year career with Gap, Mr. Crovitz was also Executive Vice President, Supply Chain and Technology and Senior Vice President, Strategy and Business Development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, Senior Vice President and Chief Information Officer, and Vice President, Director of Marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company where he was an Engagement Manager, leading client service teams in retailing, forest products, steel, and personal computer industries. He currently is, and has over the past five years served as, a board member for The Children’s Place Retail Stores, Inc. Mr. Crovitz’ responsibility for information technology during his tenure at Gap and his experience in supply chain management are particularly relevant to the strategic direction of the Company. His extensive operating experience allows him to make significant contributions to the Company’s continuing efforts to pursue growth strategies, increase productivity and reduce its cost structure. Mr. Crovitz also holds an MBA and a law degree.

Frederick B. Hegi, Jr. (66) was elected to the Company’s Board of Directors in March 1995 and has served as its Chairman since November 1996. Mr. Hegi serves as Chair of the Executive Committee and is a member of the Governance and Finance Committees. Mr. Hegi is a founding partner of Wingate Partners, a private investment firm, including the indirect general partner of Wingate Partners II, L.P. Mr. Hegi is currently and has over the past five years served as a director of Drew Industries Incorporated, a company that produces a broad array of components for manufactured housing and recreational vehicle industries, and as a director of Texas Capital Bancshares, Inc., a bank holding company. During Mr. Hegi’s tenure on the Board, he has acquired an in-depth knowledge of the operations of the Company. His broad experiences in managing operating companies, corporate financing and transactions and strategic planning make him an effective Chairman of the Board.

GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The Company is committed to the use of sound corporate governance principles and practices in the conduct of its business. The Company’s Board has adopted the United Stationers Inc. Corporate Governance Principles (the “Governance Principles”) to address certain fundamental corporate governance issues. The Governance Principles provide a framework for Company governance activities and initiatives and cover, among other topics, Director independence and qualifications, Board and Committee composition and evaluation, Board access to members of management and independent outside advisors, Board meetings (including meetings in executive session without management present) and succession planning. These principles also provide for the separation of the position of Chairman of the Board, who would normally serve as the Company’s lead independent Director, from that of Chief Executive Officer. The Governance Principles are included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com. Neither the Governance Principles nor any other information contained on or available through the Company’s website and referred to in this Proxy Statement is incorporated by reference in, or considered to be part of, this Proxy Statement.

Code of Conduct

The Company’s Board of Directors also has adopted the United Stationers Inc. Code of Business Conduct (the “Code of Conduct”). The Code of Conduct applies to all Directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of the Company’s assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to its guidelines. A copy of the Code of Conduct is included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

Board Independence

The Company’s Board of Directors has affirmatively determined that all of its members, other than Mr. Gochnauer, who serves as the Company’s President and Chief Executive Officer, are independent within the meaning of the Company’s independence standards set forth in its Governance Principles. The Company’s Governance Principles incorporate the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. Indeed, for a number of years, a substantial majority of the Company’s Board of Directors has been comprised of independent Directors. In determining that Mr. Haley is independent, the Board considered that Mr. Haley is the Chief Executive Officer of WESCO International, Inc. (“WESCO”) and that WESCO purchased approximately $620,000 of products from ORS Nasco, Inc. and Lagasse, Inc., each wholly-owned subsidiaries of the Company, during 2009. The amount of purchases was less than 5% of gross revenues of each of ORS Nasco, Inc. and Lagasse, Inc. The Board concluded that such transactions constituted an insignificant percentage of WESCO’s purchases and the Company’s sales, and that Mr. Haley had no direct involvement in such transactions and that such transactions, therefore, did not affect Mr. Haley’s independence. Based on the same information, the Audit Committee of the Board, with Mr. Haley abstaining, concluded that Mr. Haley did not have a material direct or indirect interest in the transactions and, therefore, they were exempt under the Company’s related person transaction approval policy.

Board Leadership Structure

The Company’s Bylaws call for the Chairman of the Board to be elected by the Board from among its members and to have the powers and duties customarily associated with the position of a non-executive Chairman. Consistent with the Company’s Corporate Governance Principles, the Board expects that in most circumstances the only member of the Company’s management who would be invited to serve on the Board would be the Company’s chief executive officer. However, the Company’s Bylaws also provide that, while the Chairman may hold an officer position, under no circumstances may the Chairman also serve as the President or Chief Executive Officer of the Company. The Chairman of the Board normally will serve as the Company’s lead independent Director and chairs executive sessions of the Board. Since 1996, Frederick B. Hegi, Jr. has served as the Company’s independent Chairman.

These principles are further enhanced in the Company’s Corporate Governance Principles which assist the Board in the exercise of its responsibilities and in serving the best interests of the Company and its stockholders. This structure is intended to serve as a framework within which the Board may conduct its business in accordance with applicable laws, regulations and other corporate governance requirements.

Board Diversity

The Governance Committee is responsible for evaluating potential candidates for Board membership. In its evaluation process, the Committee considers such factors as the experience, background, skill sets, gender, and racial makeup of the current Board as well as candidate’s individual qualities in these areas. The

Committee does not have a separate policy on diversity. However, pursuant to the Company’s Corporate Governance Principles, diversity is one of the criteria to be considered for board membership. For this purpose, the Committee considers diversity broadly as set forth above. The Governance Committee believes we have attracted directors representing a diverse base of experience, skills and perspectives.

The Board’s Role in Risk Management

The Board of Directors takes an active role in risk oversight of the Company both as a full Board and through its Committees.

Strategic risk, which relates to the Company properly defining and achieving its high-level goals and mission, as well as operating risk, the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board’s regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s five regularly scheduled meetings throughout the year, management provides the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. In addition, the Board discusses risks related to the Company’s business strategy at the Board’s strategic planning meetings every year in July and October and at other meetings as appropriate. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board and Finance Committee for approval.

Reporting risk and compliance risk are primarily overseen by the Audit Committee. Reporting risk relates to the reliability of the Company’s financial reporting, and compliance risk relates to the Company’s compliance with applicable laws and regulations. The Audit Committee meets at least four times per year and, pursuant to its charter and established processes, receives input directly from management as well as the Company’s independent registered public accounting firm, Ernst & Young, LLP, regarding the Company’s financial reporting process, internal controls and public filings. The Company’s internal audit function performs an annual risk assessment to refresh its ongoing risk-based work plan which includes coverage of financial, operational and compliance risks, reporting results to the Audit Committee on a regular basis. The Company’s Compliance Committee and Enterprise Risk Management Committee, both consisting of senior level staff from the legal, finance and risk departments, as well as each business unit, meet regularly to address compliance issues and other enterprise-wide risks and identify any additional actions required to mitigate these risks. Both of these management committees report their results to the Audit Committee. The Audit Committee also receives regular updates from the Company’s in-house attorneys regarding any Hotline reports, Code of Conduct issues or other legal compliance concerns. See “Board Committees — Audit Committee” below for further information on how the Audit Committee fulfills, and assists the Board of Directors’ oversight of, reporting and compliance risks.

Additionally, the Finance Committee, Technology Advisory Committee and Human Resources Committee each provides risk oversight and monitoring with respect to the Company’s capital structure and corporate finance, deployment of technology and structure of compensation programs, respectively. See the individual descriptions of these committees for further information regarding their roles.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. In accordance with the Company’s Governance Principles, executive sessions are held at least four times a year. The Company’s independent Chairman of the Board presides at such sessions.

Self-Evaluation

The Board and each of the Audit, Governance, Human Resources, Finance and Technology Advisory Committees conduct an annual self-evaluation, as contemplated by the Company’s Governance Principles and the charters of such Board committees. The Board also conducts peer evaluations of each Director, which include evaluations of individual Director performance.

Board Meetings and Attendance

The Board of Directors held six meetings during 2009. During this period, each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served.

Board Committees

General

The Board of Directors has established six standing committees — an Audit Committee, a Governance Committee, a Human Resources Committee, a Finance Committee, a Technology Advisory Committee and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee. Each of the standing committees operates under a written charter adopted by the Board. The charters for the committees are included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

The membership of and number of meetings held by each such standing committee during 2009 are as follows:

Audit Committee — 13 meetings	Governance Committee — 9 meetings
Roy W. Haley — Chair	Benson P. Shapiro — Chair
Jean S. Blackwell	Daniel J. Connors
Daniel J. Good	Frederick B. Hegi, Jr.

Human Resources Committee — 3 meetings	Executive Committee — 0 meetings
Jean S. Blackwell — Chair	Frederick B. Hegi, Jr. — Chair
Charles K. Crovitz	Richard W. Gochnauer
Alex D. Zoghlin	Benson P. Shapiro

Finance Committee — 12 meetings	Technology Advisory Committee — 6 meetings
Daniel J. Good — Chair	Charles K. Crovitz — Chair
Daniel J. Connors	Alex D. Zoghlin
Frederick B. Hegi, Jr.

On May 13, 2009, Daniel J. Connors became a member of the Governance Committee and Alex D. Zoghlin became a member of the Human Resources Committee.

Audit Committee

The Board has determined that all of the above members of the Audit Committee are independent pursuant to NASDAQ’s current listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee received any compensation from the Company during 2009 other than for services as a member of the Board or one or more of its committees. The Board also has determined that all Audit Committee members are financially literate and at least two members have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley and Jean S. Blackwell qualify as “audit committee financial experts” within the meaning of applicable Securities and Exchange Commission (“SEC”) regulations.

The principal functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accountants; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs. The Audit Committee’s thirteen meetings during 2009 included reviews with management and the Company’s independent registered public accountants regarding the Company’s financial statements before their inclusion in the Company’s annual and quarterly reports filed with the SEC. For additional information, see “Report of the Audit Committee.”

The Audit Committee operates under a written charter most recently amended as of July 14, 2009. The charter was last reviewed by the Committee in July 2009. The charter is included under “Corporate

Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

Governance Committee

The Governance Committee evaluates corporate governance principles and makes recommendations to the full Board regarding governance matters, including evaluating and recommending Director compensation, evaluating the performance of the Company’s President and Chief Executive Officer and the Board of Directors and reviewing succession planning with respect to the President and Chief Executive Officer. The Company’s Board has determined that all of the members of the Governance Committee are independent pursuant to current NASDAQ listing standards. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director candidates, including any candidates that may be recommended by Company stockholders.

The Governance Committee operates under a written charter most recently amended as of May 15, 2003. The charter was last reviewed by the Committee in December 2009. The charter is included under “Corporate Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

Human Resources Committee

The Human Resources Committee of the Board of Directors generally acts as a Board compensation committee. It reviews and approves or makes recommendations to management and the Board of Directors with respect to compensation, employment agreements and benefits applicable to executive officers. The Human Resources Committee also oversees the development and administration of compensation and benefits.

The Human Resources Committee operates under a written charter most recently amended as of July 26, 2007. The charter was last reviewed by the Committee in July 2009. The charter is included under “Corporate Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

The Human Resources Committee is required by its charter to meet at least three times per year. During 2009, the Human Resources Committee had three meetings and met in executive session when necessary with only the independent committee members and the independent Chairman of the Board present during executive session. The agendas, meetings and calendar are developed and set by the Chair of the Human Resources Committee with input from the Human Resources Department and the President and Chief Executive Officer. The Chairman, Chief Executive Officer, other members of management and outside advisors may be invited to attend all or a portion of a Human Resources Committee meeting, other than an executive session of the Human Resources Committee members, depending on the nature of the agenda items. Neither the Chief Executive Officer nor any other member of management votes on items before the Human Resources Committee; however, the Human Resources Committee and the Board of Directors solicit the views of the Chief Executive Officer on compensation matters, including the compensation of our executive officers.

Among its executive compensation oversight responsibilities, the Human Resources Committee approves the base salaries, annual incentive compensation targets, benefits and perquisites of our executive officers. The Human Resources Committee generally oversees the development and administration of our compensation and benefits plans, programs and practices, and reviews and makes determinations based on applicable data and analysis. Recommendations are made by the Committee to the Board on overall compensation and benefits objectives. With respect to our annual incentive programs, the Human Resources Committee establishes performance targets under our Amended and Restated Management Incentive Plan or criteria applicable to other executive officer bonuses and reviews attainment of such targets or satisfaction of other relevant criteria. The Human Resources Committee also administers and approves grants to our executive officers under our Amended and Restated 2004 Long-Term Incentive Plan. The Committee also advises and consults with the Governance Committee and the Board on non-employee director compensation.

In 2009, at the request of the Board, management conducted a risk analysis of compensation policies and practices. The Human Resources Committee received a report from management regarding its analysis of whether the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the Company. Management identified all compensation policies and practices, analyzed whether they might incentivize employees to take inappropriate risks and also considered internal controls that mitigate any such risks. After completion of this analysis, management reported to the Committee its conclusion that none of the Company’s compensation policies and practices is reasonably likely to have a material adverse effect on the Company and the Committee concurred with management.

The Human Resources Committee may establish its own procedural rules except as otherwise prescribed by the Company’s Bylaws, applicable law or the NASDAQ listing standards. The Human Resources Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resources Committee, subject to such terms and conditions (including required reporting back to the full Committee) as the Human Resources Committee may prescribe.

The Human Resources Committee has the authority to retain directly (and terminate the engagement of) any outside compensation consultants, outside counsel or other advisors that the Human Resources Committee in its discretion deems appropriate to assist it in the performance of its functions, with the sole authority to approve related retention terms and fees for any such advisors. We will provide for appropriate funding, as determined by the Human Resources Committee, for payment of compensation to such outside advisors the Human Resources Committee retains.

The Human Resources Committee has, from time to time, engaged the services of an independent consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”). During the last fiscal year, F.W. Cook provided the Human Resources and Governance Committees with updates on compensation trends and regulatory developments, advice on proxy disclosures with regard to compensation matters and other assistance in related items as requested by the Committees. In completing its work, F.W. Cook was engaged directly on behalf of the Committees, did no other work for the Company or any of its senior executives, and had no other ties to the Company.

For additional information, see “Executive Compensation — Compensation Discussion and Analysis — Use of Consultants.”

Executive Committee

The Executive Committee has the authority to act upon any corporate matters that require Board approval, except where Delaware law requires action by the full Board or where the matter is required to be approved by a committee of independent Directors in accordance with applicable regulatory requirements.

Finance Committee

The purpose of the Finance Committee is to review and provide guidance to the Company’s Board of Directors and management with respect to the Company’s present and future capital structure, requirements and opportunities, as well as plans, strategies, policies, proposals and transactions related to corporate finance, including potential acquisitions and divestitures.

Technology Advisory Committee

The purpose of the Technology Advisory Committee is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the assessment and management of the Company’s information technology (“IT”) assets and systems; (2) the promotion of an effective, efficient, scalable, flexible, secure and reliable IT infrastructure that enhances the Company’s business and interactions with its reseller customers; (3) the consideration of the impact of emerging IT developments that may affect the Company’s IT systems or business; and (4) the alignment of the Company’s IT strategic direction, investment needs and priorities with its overall business strategies.

Consideration of Director Nominees

Mr. Noah T. Maffitt is a nominee for Director at the 2010 Annual Meeting of Stockholders. During 2009 the Board engaged Venerable Partners to conduct a search and present possible candidates for a new Director to fill a vacancy on the Board. Mr. Maffitt was one of the candidates presented by Venerable Partners. Mr. Maffitt thereafter joined the Board of Directors in January 2010. As a matter of good governance, the Governance Committee of the Board of Directors has nominated Mr. Maffitt to stand for election before the stockholders at this year’s annual meeting.

The Governance Committee periodically assesses the Board’s size and composition and whether there may be any near-term vacancies on the Board due to retirement or otherwise. The Governance Committee uses a variety of methods to identify and evaluate potential Director nominees when the need for a new or additional Director is identified. It may seek or receive candidate recommendations from other Board members, members of the Company’s senior management, stockholders or other persons. In addition, if and when it deems appropriate, the Governance Committee may retain an independent executive search firm to assist it in identifying potential Director candidates. Any such candidates may be evaluated at regular or special meetings of the Governance Committee and the Governance Committee may solicit input from other Directors.

In evaluating any identified or submitted candidates for the Board, the Governance Committee seeks to achieve a balance of knowledge, skills, experience and capability on the Board and to address the Board membership criteria set forth in the Company’s Governance Principles. In addition, the Governance Committee believes that candidates must have high personal and professional ethics and integrity, with values compatible with those of the Company; broad and substantial experience at a senior managerial or policy-making level as a basis for contributing wisdom and practical insights; the ability to make significant contributions to the Company’s success; and sufficient time to devote to their duties as a Director. In addition, the Governance Committee believes it is important that each Director represent the interests of all stockholders.

The Governance Committee’s policy is to consider properly submitted stockholder nominations for Director candidates in the same manner as a committee-recommended nominee. To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement to the Company’s Secretary at United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559 in accordance with the procedures described later in this Proxy Statement under the heading “Stockholder Proposals” and prior to December 1, 2010. This written statement must contain: (i) as to each nominee, his or her name and all such other information as would be required to be disclosed in a proxy statement with respect to the election of such person as a Director pursuant to the Exchange Act; (ii) the name and address of the stockholder providing such recommendation, a representation that the stockholder is the record owner of shares entitled to vote at the meeting, the number of shares owned, the period of such ownership and a representation that the stockholder intends to appear in person or by proxy to nominate the person specified in the statement; (iii) whether the nominee meets the objective criteria for independence of directors under applicable NASDAQ listing standards and the Company’s Governance Principles; (iv) a description of all arrangements or understandings, and any relationships, between the stockholder and the nominee or any other person or persons (naming such person(s)) pursuant to which the nomination is to be made by the stockholder; and (v) the written consent of each nominee to serve as a Director if so elected.

Communications with the Board and Annual Meeting Attendance

Any stockholder who desires to contact the Company’s Chairman of the Board, who serves as its lead independent Director, or the other members of the Board of Directors may do so by writing to: Chairman of the Board, or Board of Directors, United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559. All such written communications will be forwarded to and collected by the Company’s Secretary and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another member of the Board or a chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.

Directors are encouraged to attend annual meetings of the Company’s stockholders. All of the Company’s Directors then serving on the Board of Directors attended the 2009 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the background and objectives of our compensation programs for senior management and the material elements of the compensation of each of the executive officers identified in the following table, to whom we refer as our named executive officers:

Name	Title

Richard W. Gochnauer	President and Chief Executive Officer
Victoria J. Reich	Senior Vice President and Chief Financial Officer
P. Cody Phipps	President, United Stationers Supply
Stephen A. Schultz	Group President, Lagasse and ORS Nasco
Eric A. Blanchard	Senior Vice President, General Counsel and Secretary
Patrick T. Collins	Senior Vice President, Sales and Marketing

Objectives and Design of Our Compensation Program

The Company’s executive compensation is designed to attract talented executives, to reward them fairly for their contributions to the Company, and to retain those individuals who perform at or above our expectations. In addition, our executive compensation program is intended to support our strategic objectives and align the interests of our executives and our stockholders. Our executive compensation program consists of base salary, annual cash incentives, and long-term equity incentives, as well as benefits that are generally available to our salaried employees and certain perquisites. We believe that spreading compensation across three primary components — annual base salary, annual cash incentive that is tied to operating and financial performance, and long-term incentives that reward our executives based on our stock price performance — provides a desirable balance of fixed and at-risk compensation, balances short-term and long-term goals, aligns the interests of management and stockholders, and allows us to offer a compensation package that is competitive in the marketplace.

In 2009, the Company’s management recognized that the economic slowdown would negatively impact the Company’s financial results for the year and recommended various cost reduction measures, including reductions in compensation and benefits provided to executive officers and other managers. Specifically, management recommended that no annual merit-based adjustments to executive officer base salaries be provided in 2009 and that such salaries be reduced by 6% for a period of 4 months commencing May 1, 2009. In addition, management recommended that the Company’s annual cash incentive awards related to performance in 2009 be eliminated for executive officers and that, in partial replacement thereof, restricted stock units be granted to each executive as of March 2, 2009 having an economic value equal to 50% of the executive’s 2009 target annual cash incentive award. Finally, it was recommended that the Company match of contributions under the Company’s 401(k) plan be suspended for all executive officers effective May 1, 2009. The Human Resources Committee approved these recommendations.

The Company’s management has retained Hewitt Associates, a human resources consulting firm (“Hewitt”), to provide management with information and advise management on executive compensation matters. Hewitt has provided information, which management has validated and updated through additional sources, about the total compensation — including base salary, annual incentive compensation and long-term incentive compensation — paid to executives performing comparable jobs at companies included in a comparator group of companies or those generally included in Hewitt’s general industry database (collectively, the “Compensation Data”). The Human Resources Committee has separately retained an independent consultant, Frederic W. Cook & Co., Inc. (“F. W. Cook”), to advise the Committee on compensation matters. For additional information about consulting services provided by F. W. Cook and Hewitt, see “— Use of Consultants.”

To determine what similar companies are paying for similar positions in the outside labor market, management has reviewed the Compensation Data relating to a comparator group consisting of companies that are comparable to us in revenue or number of employees, companies that are in similar industries to ours, and other wholesalers. The Board of Directors reviewed the recommendations of management and selected the following twenty-two companies for our 2009 comparator group:

Anixter International Inc.	Ingram Micro Inc..
Arrow Electronics, Inc.	Insight Enterprises, Inc.
Avery Dennison Corporation	Newell Rubbermaid Inc.
Avnet, Inc.	Office Depot, Inc.
Boise Cascade Holdings, L.L.C.	Ryerson Tull, Inc.
Brightpoint, Inc.	Staples, Inc.
Cardinal Health, Inc.	Steelcase Inc.
CDW Corporation	Sysco Corporation
Genuine Parts Co.	Tech Data Corporation
HNI Corporation	W.W. Grainger, Inc.
IKON Office Solutions, Inc.	WESCO International, Inc.

Because of the large variances in revenue among the Company, the companies in our comparator group, and the other companies in Hewitt’s general industry database, regression analysis — a statistical technique for investigating and modeling the relationship between variables — is used to estimate the effect that revenue variances have on executive compensation and to adjust the Compensation Data for such variances among the companies. This adjusted data is used to create marketplace compensation profiles for our executives. Our total compensation mix is targeted at setting base salary at the fiftieth percentile of these marketplace compensation profiles and setting short-term and long-term target incentives slightly above the fiftieth percentile. We may depart from these targets when appropriate based on the experience level of an individual, his or her contributions to the Company, market factors, or other considerations. No significant departures from these targets were made for any of the named executive officers in 2009. In general, we believe our targets allow us to recruit, motivate, and retain the executive talent necessary to develop and execute our strategy.

Elements of Compensation

The primary elements of compensation are base salary, annual cash incentive awards under our Amended and Restated Management Incentive Plan (MIP), and long-term equity incentive awards under our Amended and Restated 2004 Long-Term Incentive Plan (LTIP). The Governance Committee of our Board of Directors oversees the annual evaluation of Mr. Gochnauer’s performance and provides related input and recommendations to the Human Resources Committee and the Board of Directors. Mr. Gochnauer annually reviews the performance of all other executive officers and makes compensation recommendations to the Human Resources Committee. The Governance Committee’s and Mr. Gochnauer’s compensation recommendations include recommendations with respect to base salary adjustments and annual cash and long-term incentive targets. The Human Resources Committee approves the final salary adjustments and incentive targets and exercises its discretion in modifying any recommended adjustments or incentive targets.

The following table summarizes each element of our executive compensation program, its purpose and role within our total compensation program, and how the element is designed and compensation levels are determined:

Base Salary

Purpose and Role within Total
Compensation Package	Design and Determination

Provide fixed compensation to attract, motivate and retain executive talent.

Must generally be competitive and internally equitable to attract and retain talent.

Foundation of total pay, as annual and long-term incentive targets are established as a percentage of base salary.
Base salaries are reviewed annually based on the following factors:

•	The median base salaries for executives with similar responsibilities based on the Compensation Data

•	Adjustments to reflect an individual executive’s responsibilities, experience, job performance and contribution to overall business goals

•	The median merit (annual) increase percentage projected to be made in the current year by comparator companies and by general industry based on data provided by Hewitt and validated from other sources of compensation data.

Annual adjustment recommendations are made to the Human Resources Committee by Mr. Gochnauer (except for Mr. Gochnauer’s annual adjustment) based on the foregoing, including any changes in responsibility, job performance or market compensation developments. Mr. Gochnauer’s annual base salary adjustment is made by the Board upon recommendation by the Human Resources Committee with input regarding his performance from the Governance Committee.

Annual Cash Incentive Awards

Purpose and Role within Total
Compensation Package	Design and Determination

Reward performance against established business goals and accomplishments in a given year.

Motivate executives to achieve important financial and strategic annual objectives.

Focus executives appropriately on those short-term results that are closely tied to long-term stockholder value creation.
Each named executive officer’s MIP annual incentive target is set by the Human Resources Committee as a percentage of his or her base salary. Each executive’s annual incentive payout is determined by multiplying the dollar value of his or her incentive target by the actual award payout percentage.

Target percentages are generally set slightly above the median for annual incentives awarded to similar level positions based on the Compensation Data, subject to adjustment by the Human Resources Committee to reflect the executive’s responsibilities, job performance, experience and contribution to overall business goals.

Purpose and Role within Total
Compensation Package	Design and Determination

In recent years prior to 2009, the Human Resources Committee established five MIP performance objectives, including Company adjusted net income, total cost as a percentage of sales, adjusted return on invested capital, OSHA recordable index, and lost time severity index. The MIP target financial performance factors were established at levels that were consistent with our expectation that our long-term diluted earnings per share percentage growth rate will be in the mid-teens. The MIP target safety performance factors were selected to encourage continuous safety improvement and to foster a strong safety culture. The threshold, target and maximum levels of each performance factor were set each year with the following objectives: the relative difficulty of achieving each level is consistent from year to year; the target level is both challenging and achievable and reflects the midpoint of planned Company performance; the performance ranges within which minimum and maximum incentive payouts can be earned are consistent with the range of financial results within which performance is expected to occur; and a minimum payment is made to reward partial achievement of the targets and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance. If the Human Resources Committee determined that external changes or other unanticipated business conditions materially affected the fairness of the performance factors or unduly influenced our ability to meet them, the Committee retained the discretion to increase or decrease the performance objectives, except no adjustment by the Committee could increase the annual incentive paid to a named executive officer.

In 2009, the Human Resources Committee approved management’s recommendation not to provide cash incentive awards to executives for 2009. In lieu thereof, a special restricted stock unit award having an economic value equal to 50% of the executive’s cash incentive target for 2009, which was unchanged from the executive’s 2008 target, was granted to each executive on March 2, 2009, as described below under “ — Long Term Equity Incentive Awards.”

Long Term Equity Incentive Awards

Purpose and Role within Total
Compensation Package	Design and Determination

Reward stockholder value creation as reflected in stock price appreciation. Vesting provisions and terms of non-qualified stock options, restricted stock and restricted stock units are consistent with promoting a long-term management perspective.

Create direct link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.

Reward performance against long-term financial objectives.

Encourage long-term planning.

Provide retention tool during the vesting period.	Two grants of restricted stock awards were made to each of the named executive officers in 2009. The first grant, effective January 1, 2009, provided the second half of the 2008 LTIP economic value target approved for each executive. The second grant, effective September 1, 2009, provided 50% of the 2009 LTIP economic value target approved for each executive. The restricted stock awards each vest in three substantially equal annual increments, except that if the aggregate diluted earnings per share for the four quarters preceding a vesting date do not exceed $1.00, the restricted stock scheduled to vest on that date will be forfeited. (The $1.00 earnings per share requirement is designed to assure tax deductibility as described below. See “— Tax Deductibility.”) To convert the economic value of the restricted stock awards into the number of restricted shares granted, the economic value of the award was divided by the closing price of our common stock on the effective date of the grant.

The economic values of named executive officers’ total LTIP awards are generally targeted at slightly above the median value of equity awards to executives in similar positions based on comparator group and general industry compensation data provided by Hewitt Associates and other survey sources, subject to adjustment by the Committee to reflect the executive’s responsibilities, job performance and contribution to overall business goals, as well as the Company’s desire to retain executives. Targeting the economic value of LTIP awards at slightly above the median value is consistent with the Human Resources Committee’s objective of promoting a “pay for performance” culture by putting a greater percentage of executives’ compensation at risk.

Management recommended the target economic value as a percentage of base salary for each executive (other than Mr. Gochnauer) and the Human Resources Committee reviewed and approved the recommendations. Mr. Gochnauer’s LTIP target economic value was approved by the Board upon recommendation by the Human Resources Committee with input regarding his performance from the Governance Committee. The Human Resources Committee solicited the advice of F. W. Cook in reviewing and approving equity awards.

A restricted stock unit award was granted to each executive in lieu of an annual cash incentive award for 2009 and was targeted to provide economic value equal to 50% of the executive’s annual cash incentive award target in the event that the Company’s cumulative economic profit for the three-year period beginning January 1, 2009 meets or exceeds the targeted economic profit for such period. This award vests, to the extent earned, on the third anniversary of the award date, provided that up to 50% of the award may be earned or “banked” based on the Company’s achievement of the high end of the range of its projected 2009 economic profit (significantly higher than target performance), and 100% of the award may be banked based on the Company’s achievement of the high end of the range of its total projected 2009 and 2010 economic profit. To convert the economic value of the restricted stock unit awards into the number of restricted stock units granted, the economic value of the award was divided by the closing price of our common stock on the effective date of the grant.

Purpose and Role within Total
Compensation Package	Design and Determination

In addition to granting stock-based awards annually to existing executives and upon the hiring of new executives, management may recommend and the Committee may grant special stock-based awards to retain or reward executives. No such grants were made in 2009.

Perquisites and Other Benefits

Purpose and Role within Total
Compensation Package	Design and Determination

Provide a complete and competitive compensation package that supports our goal of attracting and retaining key executive talent.	Cash allowances are provided in lieu of separate perquisite programs such as auto allowances, financial planning reimbursements, physical examination reimbursements, and supplemental liability insurance. The CEO recommends, and the Committee approves, perquisite allowances based on the Compensation Data.

Provide competitive benefits to promote the health, well-being, and financial security of our executives.	Other executive benefits include:

• Officer healthcare expense reimbursement program, which allows executives to be reimbursed for 100% of eligible covered healthcare expenses not paid by the general employee health plan

• Group life insurance and accidental death and dismemberment insurance equal to 2 1/2 times the executive’s base salary, up to a maximum benefit of $1.2 million
• $300,000 of business travel insurance and long-term disability insurance equal to 60% of executive’s annual base salary, up to a maximum of $15,000 per month

Our executives are eligible to participate in all of our other employee benefit plans, such as medical, dental, vision, 401(k) plan, and post-retirement healthcare plan. Executives hired prior to January 1, 2008 are also eligible to receive a pension benefit from our frozen pension plan. Mr. Gochnauer, Ms. Reich and Mr. Phipps will be provided a non-qualified retirement benefit equal to the additional pension benefit from five years of additional age and service credits. See “Executive Compensation — Retirement Benefits.”

Employment Contracts

Purpose and Role within Total
Compensation Package	Design and Determination

Contractually set forth the compensation, benefits and duties, including restrictive covenants, of executives.	These Agreements set forth each executive’s initial annual salary, benefits during employment and post-termination benefits, including in the event of a Change of Control.
Help assure retention of executive experience, skills, knowledge, and background for the benefit of the Company, and the efficient achievement of the long-term strategy of the Company.	The benefit levels and triggering events have been established to be competitive with the general industry based on publicly available data.

Based on its evaluation of the factors listed above — including base salaries and annual and long-term incentive compensation at comparator companies; each named executive officer’s individual responsibilities, job performance and contribution to achievement of business objectives; alignment of executives’ and stockholders’ interests; and attracting, motivating and retaining executive talent — the Human Resources Committee believes the amounts paid to each named executive officer and the targets established for each named executive officer for 2009 were appropriate.

2009 Base Salary Adjustments

The Human Resources Committee reviewed and approved management’s recommendation to provide no annual merit-based adjustments for executive officers in 2009 and to temporarily reduce salaries by 6% for a period of 4 months commencing May 1, 2009. Management and the Human Resources Committee consulted with Hewitt and F.W. Cook, respectively, regarding such recommendation, and both consultants confirmed that the decision to provide no base salary adjustments was consistent with actions being taken in other U.S. companies with respect to their senior managers.

2009 Annual Cash Incentive Awards

During the first quarter of 2009, the Human Resources Committee approved management’s recommendation not to provide cash incentive awards to executive officers in 2009. This decision was part of a broader management plan to reduce costs in 2009 in response to the negative impacts of the economic slowdown on the Company’s financial results. Hewitt and F.W. Cook both confirmed to management and the Human Resources Committee that other U.S. companies, including several comparator companies, were suspending annual cash incentive awards for senior managers in 2009.

2009 Long Term Incentive Equity Awards

The Human Resources Committee approved the following long term incentive equity award grants to all executive officers, effective on the dates indicated during 2009:

•	January 1, 2009 Restricted Stock Awards, approved at the December 2008 meeting of the Human Resources Committee, were designed to deliver 50% of the 2008 LTIP economic value target for each executive previously approved by the Committee at its July 2008 meeting;

•	March 2, 2009 Restricted Stock Unit Awards, approved at the February 2009 meeting of the Human Resources Committee, were designed to provide economic value equal to 50% of each executive’s annual cash incentive award target for 2008;

•	September 1, 2009 Restricted Stock Awards, approved at the July 2009 meeting of the Human Resources Committee, were designed to deliver 50% of the 2009 LTIP economic value target approved for each executive.

The Committee has in prior years made grants of stock options and restricted stock to newly-hired or promoted executives, effective as of the employment or promotion commencement date (if the Committee has approved the grant prior to the commencement date) or the date of the next Committee meeting after the employment or promotion commencement date. No such grants were made in 2009 to named executive officers.

2010 Compensation Program

The Human Resources Committee approved the following aspects of the 2010 compensation program for executive officers:

•	Annual salary adjustments as of April 1, 2010 based on a 2% budget guideline and generally consistent with the design features and determination processes used in recent years prior to 2009;

•	Annual cash incentive awards reflecting individual incentive targets, performance objectives and other design features generally consistent with those provided in MIP programs in recent years prior to 2009;

•	March 1, 2010 Restricted Stock Unit Awards designed to deliver 50% of the 2009 economic value target approved for each executive, each such award to vest annually up to 50% of the target units (with a maximum payout of 150% of the target units) to the extent earned based on the Company’s economic profit during the 3-year performance period beginning January 1, 2010.

Stock Ownership Guidelines

We believe that the Company and its stockholders are best served by managing the business with a long-term perspective while delivering strong annual results. We believe that stock ownership is an important tool to strengthen the alignment of interests of stockholders, Directors, and executive officers. Accordingly, in 2007 the Board of Directors adopted stock ownership guidelines for Directors and for all executive officers. The guidelines specify that each director and executive officer should retain fifty percent of any shares of Company common stock acquired through equity-based grants made by the Company after May 1, 2004 under our incentive plans, until he or she attains stock and stock option ownership having a value equal to at least the multiple of cash retainer or annual base salary set forth in the table below. As of March 1, 2010, all directors and executive officers had fully complied during 2009 and thereafter with the retention aspects of the stock ownership guidelines.

Name	Salary Multiple

Directors	Four x annual cash retainer
Richard W. Gochnauer	Four x base salary
Victoria J. Reich	Four x base salary
P. Cody Phipps	Four x base salary
Stephen A. Schultz	Four x base salary
Eric A. Blanchard	Two x base salary
Patrick T. Collins	Two x base salary

The value of the following types of Company stock or stock options owned by or granted to the executive qualifies toward his or her attainment of the target multiple of pay:

•	Unvested restricted stock and restricted stock units

•	Shares owned outright/shares beneficially owned

•	Shares owned through the Company’s employee stock purchase plan

•	Stock option value equal to the difference between the exercise price (closing stock price on the effective date of grant) and the fair market value of vested option shares

The Board of Directors and the Human Resources Committee may reduce future long-term incentive grants or other compensation for executives who do not comply with the guidelines.

Under our Insider Trading Policy, executive officers, as well as other employees and directors, are prohibited from selling short or trading or purchasing “put” or “call” options on our common stock.

Employment Contracts

We have entered into employment agreements with each of the named executive officers. The named executive officers’ benefits in the event of a change of control have a “double trigger,” meaning the executives are not automatically entitled to any benefits upon a change of control. Rather, they are entitled to receive severance following a change of control only if, within the period of time specified in their respective employment contracts, their employment is terminated by the Company without cause or by the executive for good reason. We believe these change of control severance terms help maintain the named executive officers’ objectivity in decision-making and provide another vehicle to align the interests of the named executive officers with the interests of our stockholders. We also believe that the double-trigger for severance in the case of a change of control encourages executives to remain with us through the closing of a change of control transaction, providing stability at a critical time.

Tax Deductibility

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executives to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, our MIP and our LTIP are designed to comply with the requirements of Section 162(m) of the Code and were approved by our stockholders. As the

$1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

We intend to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with our compensation objectives. In some cases, however, we believe the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to attract and retain qualified executives.

Use of Consultants

Given the changing economic conditions during 2008 and early 2009 and the resulting challenges in utilizing historical Compensation Data to project compensation actions by comparator companies and the general industry, management did not request an updated formal executive compensation benchmarking study from Hewitt in 2009. Hewitt provided input into recent compensation developments in the industry and management’s recommended compensation actions in 2009 In addition, Hewitt provided consulting services to management, including consulting on broad compensation and benefits plan design issues.

The Human Resources Committee retained the services of F.W. Cook in 2009 to advise the Committee in connection with its review of management recommendations with respect to base salary adjustments, annual cash incentive awards and long-term incentive equity awards for executive officers, and inform the Committee of regulatory developments and implications.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

The Human Resources Committee:

Jean S. Blackwell, Chair
Charles K. Crovitz
Alex D. Zoghlin

The following table summarizes the compensation of the principal executive officer (CEO), principal financial officer (CFO), and the next three highest compensated executive officers who were serving as such at fiscal year-end and one individual who would have been among the three highest compensated executives officers, but was no longer an executive officer at year end, for the year ended December 31, 2009. The amounts shown in the stock and option awards columns in the following table reflect the aggregate grant date fair value of stock and option awards granted in each fiscal year. These amounts were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary(1)		Awards(2)	Awards(2)	Compensation	Earnings	Compensation(4)	Total
Position	Year	($)	Bonus ($)	($)	($)	($)	($)	($)	Compensation ($)

Richard W. Gochnauer	2009	882,001	—	2,305,091	—	—	29,534	34,224	3,250,850
President and Chief	2008	890,500	—	967,504	—	161,765	28,823	32,548	2,081,140
Executive Officer	2007	857,550	—	987,523	838,080	624,368	23,301	39,912	3,370,734

Victoria J. Reich	2009	407,680	—	614,636	—	—	8,116	25,106	1,055,538
Senior Vice President	2008	412,000	—	247,503	—	56,132	20,700	30,010	766,345
And Chief Financial	2007	224,359	—	735,484	1,003,191	127,904	48,429	16,759	2,156,126
Officer

P. Cody Phipps	2009	469,018	—	725,929	—	—	12,065	25,714	1,232,726
President, United	2008	471,816	—	288,010	—	69,638	12,308	29,954	871,726
Stationers Supply	2007	447,675	—	295,041	250,362	264,933	10,566	27,880	1,296,457

Stephen A. Schultz	2009	372,399	—	481,227	—	—	7,777	28,421	889,824
Group President,	2008	331,975	—	254,539	—	195,477	6,836	31,973	820,800
Lagasse and ORS Nasco

Eric Blanchard	2009	300,203	—	344,382	—	—	8,611	21,692	674,888
Senior Vice President, General Counsel & Secretary

Patrick T. Collins(3)	2009	330,646	—	369,175	—	—	8,255	22,037	730,113
Senior Vice President,	2008	334,620	—	150,029	—	37,991	10,582	26,502	559,724
Sales and Marketing	2007	323,425	—	170,037	144,288	147,287	8,983	26,479	820,499

(1)	Reflects base salary amounts earned during 2009, including any portions deferred under the 401(k) Savings Plan and the Deferred Compensation Plan of the Company’s wholly owned subsidiary, United Stationers Supply Co. (“USSC”).

(2)	Amounts shown are based upon the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and represent the maximum value assuming the highest level of performance. See Note 3, “Share-Based Compensation”, to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2009, 2008, and 2007, for a discussion of the assumptions used in calculating these values.

(3)	Effective May 2009, Mr. Collins is no longer deemed an executive officer but remains Senior Vice President, Sales and Marketing.

(4)	The amounts shown for 2009 include the following:

			Officer Health Care	Total “All Other
	401(k) Match	Cash Perquisite	Benefits and Other	Compensation”
Name	($)	Allowance ($)	Perquisites ($)	($)

Richard W. Gochnauer	7,350	24,000	2,874	34,224
Victoria J. Reich	4,160	20,000	946	25,106
P. Cody Phipps	4,786	20,000	928	25,714
Stephen A. Schultz	3,800	20,000	4,621	28,421
Eric A. Blanchard	3,063	18,000	629	21,692
Patrick T. Collins	3,374	18,000	663	22,037

The compensation plans under which the grants in the following table were made are described under ‘‘— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” and “— Compensation Discussion and Analysis — 2009 Long Term Incentive Equity Awards.” The LTIP permits different types of awards, including but not limited to stock options, restricted stock awards, stock appreciation rights, cash incentives awards, and performance based awards. The LTIP requires that in the event of a corporate transaction involving the Company (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), outstanding equity awards will be proportionately adjusted.

Grants of Plan-Based Awards During 2009

		Committee
		of the	Estimated Future Payouts
		Board of	Under Equity Incentive Plan			Grant Date Fair Value
		Directors	Awards(1)(2)			of Stock and Option
	Grant	Action	Threshold	Target	Maximum	Awards
Name	Date	Date	(#)	(#)	(#)	($)

Richard W. Gochnauer	1/1/2009	12/16/2008	—	28,890	28,890	967,526
	3/2/2009	2/24/2009	—	16,567	16,567	337,967
	9/1/2009	7/14/2009	—	22,037	22,037	999,598

Victoria J. Reich	1/1/2009	12/16/2008	—	7,391	7,391	247,525
	3/2/2009	2/24/2009	—	5,744	5,744	117,178
	9/1/2009	7/14/2009	—	5,510	5,510	249,933

P. Cody Phipps	1/1/2009	12/16/2008	—	8,600	8,600	288,014
	3/2/2009	2/24/2009	—	7,158	7.158	146,023
	9/1/2009	7/14/2009	—	6,435	6,435	291,892

Stephen A. Schultz	1/1/2009	12/16/2008	—	4,233	4,233	141,763
	3/2/2009	2/24/2009	—	5,247	5,247	107,039
	9/1/2009	7/14/2009	—	5,124	5,124	232,425

Eric A. Blanchard	1/1/2009	12/16/2008	—	4,032	4,032	135,032
	3/2/2009	2/24/2009	—	3,525	3,525	71,910
	9/1/2009	7/14/2009	—	3,030	3,030	137,440

Patrick T. Collins	1/1/2009	12/16/2008	—	4,479	4,479	150,001
	3/2/2009	2/24/2009	—	3,882	3,882	79,193
	9/1/2009	7/14/2009	—	3.086	3,086	139,981

(1)	Restricted stock granted pursuant to the Company’s LTIP on January 1, 2009 and September 1, 2009 vest in three substantially equal annual increments, except that if the aggregate diluted earnings per share for the four quarters preceding a vesting date do not exceed $1.00, the stock award scheduled to vest on that date will be forfeited. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

(2)	Restricted stock unit (“RSU”) awards granted pursuant to the Company’s LTIP on March 2, 2009 vest on the third anniversary of the grant date to the extent that the Company’s cumulative economic profit for the three-year period beginning January 1, 2009 achieves the Company’s targeted economic profit for such period, provided that up to one-half of the RSUs may be earned (although not vested) after the first year and all of such units may be earned after the second year if the high end of the range of projected economic profit (significantly higher than the target) for such one-year or two-year period, respectively, is met or exceeded. One-half of the RSUs were earned based on the Company’s economic profit in 2009. See “—Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards(1)
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
									Number	Market or
									of	Payout
									Unearned	Value of
									Shares,	Unearned
			Number of	Number of				Market	Units or	Shares,
			Securities	Securities			Number of	Value of	Other	Units or
			Underlying	Underlying			Shares or	Shares or	Rights	Other
			Unexercised	Unexercised			Units of	Units of	That	Rights That
			Options	Options	Option	Option	Stock That	Stock That	Have Not	Have Not
	Grant		Exercisable	Unexercisable(2)	Exercise	Expiration	Have Not	Have Not	Vested	Vested
Name	Date		(#)	(#)	Price ($)	Date	Vested (#)	Vested (3)($)	(4)(#)	(3)($)

Richard W. Gochnauer	7/22/2002		96,954	—	23.91	7/22/2012	—	—	—	—
	8/11/2003		100,000	—	38.11	8/11/2013	—	—	—	—
	9/1/2004		95,000	—	41.38	9/1/2014	—	—	—	—
	9/1/2005		79,845	—	46.59	9/1/2015	—	—	—	—
	9/1/2006		84,802	—	45.98	9/1/2016	—	—	—	—
	9/1/2007		—	—	—	9/1/2017	—	—	5,578	317,277
	9/1/2007		39,710	19,855	59.02	9/1/2017	—	—	—	—
	9/1/2008		—	—	—	9/1/2018	—	—	13,010	740,009
	1/1/2009		—	—	—	1/1/2019	—	—	28,890	1,643,263
	3/2/2009		—	—	—	3/2/2019	—	—	16,567	942,331
	9/1/2009		—	—	—	9/1/2019	—	—	22,037	1,253,465

Victoria J. Reich	6/11/2007	(5)	—	—	—	6/11/2017	7,500	426,600	—	—
	7/24/2007		33,333	16,667	66.17	7/24/2017	—	—	—	—
	9/1/2007		—	—	—	9/1/2017	—	—	1,356	77,129
	9/1/2007		9,651	4,826	59.02	9/1/2017	—	—	—	—
	9/1/2008		—	—	—	9/1/2018	—	—	3,328	189,297
	1/1/2009		—	—	—	1/1/2019	—	—	7,391	420,400
	3/2/2009		—	—	—	3/2/2019	—	—	5,744	326,719
	9/1/2009		—	—	—	9/1/2019	—	—	5,510	313,409

P. Cody Phipps	8/18/2003		69,000	—	40.00	8/18/2013	—	—	—	—
	9/1/2004		23,000	—	41.38	9/1/2014	—	—	—	—
	9/1/2005		20,283	—	46.59	9/1/2015	—	—	—	—
	9/1/2006		26,093	—	45.98	9/1/2016	—	—	—	—
	9/1/2007		—	—	—	9/1/2017	—	—	1,667	94,819
	9/1/2007		11,862	5,932	59.02	9/1/2017	—	—	—	—
	9/1/2008		—	—	—	9/1/2018	—	—	3,873	220,296
	1/1/2009		—	—	—	1/1/2019	—	—	8,600	489,168
	3/2/2009		—	—	—	3/2/2019	—	—	7,158	407,147
	9/1/2009		—	—	—	9/1/2019	—	—	6,435	366,023

Stephen A. Schultz	9/1/2004		11,600	—	41.38	9/1/2014	—	—	—	—
	9/1/2005		16,098	—	46.59	9/1/2015	—	—	—	—
	9/1/2006		17,613	—	45.98	9/1/2016	—	—	—	—
	9/1/2007		—	—	—	9/1/2017	—	—	819	46,585
	9/1/2007		5,831	2,916	59.02	9/1/2017	—	—	—	—
	3/4/2008	(6)	—	—	—	3/4/2018	—	—	2,250	127,980
	9/1/2008		—	—	—	9/1/2018	—	—	1,907	108,470
	1/1/2009		—	—	—	1/1/2019	—	—	4,233	240,773
	3/2/2009		—	—	—	3/2/2019	—	—	5,247	298,449
	9/1/2009		—	—	—	9/1/2019	—	—	5,124	291,453

Eric A. Blanchard	1/4/2006		16,939	—	49.59	1/4/2016	—	—	—	—
	9/1/2006		18,265	—	45.98	9/1/2016	—	—	—	—
	9/1/2007		—	—	—	9/1/2017	—	—	848	48,234
	9/1/2007		6,032	3,016	59.02	9/1/2017	—	—	—	—
	9/1/2008		—	—	—	9/1/2018	—	—	1,816	103,294
	1/1/2009		—	—	—	1/1/2019	—	—	4,032	229,340
	3/2/2009		—	—	—	3/2/2019	—	—	3,525	200,502
	9/1/2009		—	—	—	9/1/2019	—	—	3,030	172,346

Patrick T. Collins	12/7/2004		50,000	—	46.89	12/7/2014	—	—	—	—
	9/1/2005		19,317	—	46.59	9/1/2015	—	—	—	—
	9/1/2006		20,222	—	45.98	9/1/2016	—	—	—	—
	9/1/2007		—	—	—	9/1/2017	—	—	961	54,662
	9/1/2007		6,836	3,419	59.02	9/1/2017	—	—	—	—
	9/1/2008		—	—	—	9/1/2018	—	—	2,018	114,784
	1/1/2009		—	—	—	1/1/2019	—	—	4,479	254,766
	3/2/2009		—	—	—	3/2/2019	—	—	3,882	220,808
	9/1/2009		—	—	—	9/1/2019	—	—	3,086	175,532

(1)	Holders of shares of restricted stock are entitled to vote such shares and to receive dividends if declared.

(2)	Option awards vest in substantially equal annual installments over a three-year period from the grant date listed in the second column of the table.

(3)	The market value of restricted stock and RSU awards is equal to the number of shares awarded multiplied by the closing market price of the Company’s Common Stock on December 31, 2009, which was $56.88.

(4)	Restricted stock granted January 1, 2009 and September 1, 2009, 2008 and 2007, vest in three substantially equal annual increments, except that if the aggregate diluted earnings per share for the four quarters preceding a vesting date do not exceed $1.00, the stock award scheduled to vest on that date will be forfeited. RSUs granted March 2, 2009 vest on the third anniversary of the grant date to the extent that the Company’s cumulative economic profit for the three-year period beginning January 1, 2009 achieves the Company’s targeted economic profit for such period, provided that up to one-half of the RSUs may be earned (although not vested) after the first year and all of such units may be earned after the second year if the high end of the range of projected economic profit (significantly higher than the target) for such one-year or two-year period, respectively, is met or exceeded. One-half of the RSUs were earned based on the Company’s economic profit in 2009.

(5)	Ms. Reich’s employment agreement provided for the granting of 7,500 shares of restricted stock as of her hire date. The restricted shares vest on June 11, 2010. Pursuant to her employment agreement, Ms. Reich was also granted 50,000 non-qualified options to purchase shares of the Company’s Common Stock at an exercise price of $66.17. The options are exercisable in three substantially equal annual installments, beginning on July 24, 2008.

(6)	On March 4, 2008, in connection with his assumption of additional oversight responsibilities with respect to the recently-acquired ORS Nasco, Mr. Schultz was granted 3,000 restricted stock units. Beginning on December 31, 2007, these units vest in four equal annual increments, provided certain performance metrics are met, to be settled no later than March 15th of the year following the calendar year in which such units vest.

Option Exercises and Stock Vested in 2009(1)

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting(2)
Name	(#)	($)

Richard W. Gochnauer	12,081	551,981
Victoria J. Reich	3,020	137,984
P. Cody Phipps	7,952	372,636
Stephen A. Schultz	1,993	85,239
Eric A. Blanchard	1,754	80,140
Patrick T. Collins	1,968	89,918

(1)	No option awards were exercised by the named executive officers in 2009.

(2)	The value realized under stock awards is equal to the fair market value of the Company’s common stock price on the date the shares vested multiplied by the number of shares.

Retirement Benefits

The Company maintains the following two programs to provide retirement benefits to eligible employees, including executive officers:

•	The United Stationers 401(k) Savings Plan (Plan), is a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code (“IRC”). Eligible employees may elect to contribute pretax amounts up to 25% of their eligible compensation (generally, base pay), limited to the IRC cap on pretax deferrals. In addition, participants may make after-tax contributions ranging from 1% to 10% of eligible compensation, whereby the total pretax and after-tax contribution may not exceed 35% of eligible compensation. The Plan provides for a discretionary matching contribution by the Company. Historically, employee contributions that qualify for matching contributions by the Company have been limited to 6% of annual compensation. Qualifying contributions during the first four months of 2009 were matched by the Company at a rate of 50%. Qualifying contributions from May 1, 2009 through December 31, 2009 were not matched for exempt employees. The Plan also provides for discretionary profit-sharing contributions on behalf of each eligible participant. No such contributions were made during 2009.

•	The Company maintains a noncontributory pension plan (the “Pension Plan”) covering over 50% of its employees, including the named executive officers. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary, commissions and bonus), multiplied by the number of years of credited service up to a maximum of 40 years, provided that no additional service credits may be earned after March 1, 2009. However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. The IRC limits the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. An employee’s pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. Participants may select early retirement payments if the participant has obtained the age of 55 and completed 10 years of service. Early retirement benefits are acturially reduced for early commencement using a 7.5% annual interest rate and the Unisex Pension 1984 Mortality Table set forward one year. The normal retirement age under this plan is 65. No employee first hired by the Company after December 31, 2007 is eligible to participate in the Pension Plan. As of March 1, 2009, the Company stopped providing additional service benefits to participants under the Pension Plan.

Pension Benefits in 2009

The table below shows the annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to the named executive officers. The benefits for the named executive officers are calculated on the basis of estimated years of service at retirement age and current levels of compensation, with assumed annual compensation level increases and assumed increases in plan limits based on an inflation rate of 3%.

				Payments
		Number of Years	Present Value of	During Last
		Credited Service	Accumulated	Fiscal Year
Name	Plan Name	(#)	Benefit(1) ($)	($)

Richard W. Gochnauer(2)	Tax-qualified plan	6.6	128,013	—
	Non-qualified plan	5.0	67,520	—

	Total		195,533

Victoria J. Reich(2)	Tax-qualified plan	1.7	21,820	—
	Non-qualified plan	5.0	55,425	—

	Total		77,245

P. Cody Phipps(2)	Tax-qualified plan	5.5	50,547	—
	Non-qualified plan	5.0	33,401	—

	Total		83,948

Stephen A. Schultz	Tax-qualified plan	6.3	35,258	—

Eric A. Blanchard	Tax-qualified plan	3.2	32,337	—

Patrick T. Collins	Tax-qualified plan	4.4	42,758	—

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 6.25%. In addition, the benefits were assumed to be paid as a lump sum at age 65, which is the earliest time a participant may retire under the plan without any benefit reduction due to age. The assumed lump sum interest rate was 5.5%. Additional information about the Company’s pension plan and assumptions may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 12, “Pension Plans and Defined Contribution Plan”, in the Company’s 2009 Annual Report on Form 10-K.

(2)	Pursuant to their Executive Employment Agreements with the Company, Mr. Gochnauer, Mr. Phipps and Ms. Reich are entitled to a non-qualified retirement benefit equal to the additional pension benefit for five years of additional age and service credits. Such credits are calculated for each executive based on the annual service credit and the executive’s eligible compensation under the Pension Plan as of, or during the five years immediately preceding, the executive’s hire date.

Non-qualified Deferred Compensation in 2009

The United Stationers Supply Co. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers, other executive officers and certain other employees the opportunity to defer salary and annual incentive payments under the MIP.

Each participant may elect to defer any percentage of future compensation, consisting of base salary, cash incentive pay, bonus, or any combination thereof. The elections must be made on or before December 31 of the year prior to the year in which the participant will earn the compensation. Deferred amounts may be invested in any one or all of 24 mutual funds managed by Fidelity Investments. Participants may change their investment election at any time. Earnings on deferred compensation are determined based on the performance of the mutual fund selected by the participant. The mutual funds offered currently include one money market fund, two bond funds, 13 blended funds, and eight stock funds. Investment elections may be changed daily. Distribution of deferred amounts will be made in cash. Participants may choose a lump sum payment or monthly installments (not less than 12 or more than 120). Payment to certain key employees, payable by reason of a separation from service, may not be made until six months after separation. The Deferred Compensation Plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table sets forth certain information regarding non-qualified deferred compensation of the named executive officers:

Non-qualified Deferred Compensation Table for 2009

				Aggregate
		Registrant		Earnings	Aggregate
	Executive	Contributions	Aggregate	in Last	Balance at
	Contributions	in Last Fiscal	Withdrawals/	Fiscal Year	Last Fiscal
Name(1)	in Last Fiscal Year(2) ($)	Year ($)	Distributions ($)	(3) ($)	Year-End(4) ($)

Stephen A. Schultz	19,548	—	—	48,961	236,501
Eric A. Blanchard	31,832	—	—	135,767	451,820
Patrick T. Collins	—	—	—	9,409	41,081

(1)	Messrs. Gochnauer and Phipps and Ms. Reich did not participate in the Non-Qualified Deferred Compensation Plan.

(2)	Messrs. Schultz and Blanchard deferred $19,548 and $31,832, respectively, of their 2008 bonus paid in 2009.

(3)	The Fidelity mutual funds selected by Messrs. Schultz, Blanchard and Collins incurred gains of $48,961, or 25.5%, $135,767, or 43.5%, and $9,409, or 29.7%, respectively.

(4)	The following aggregate amounts have been included in the “Summary Compensation Table” above (as 2007, 2008 and/or 2009) or in previous years for each named executive officer: Mr. Schultz — $26,157, Mr. Blanchard — zero and Mr. Collins — zero.

Employment Contracts and Employment Termination and Change of Control Arrangements

CEO Employment Agreement

The Company and USSC have entered into an Executive Employment Agreement with Mr. Gochnauer, which was amended and restated as of December 31, 2008 (the “CEO Agreement”). Under the CEO Agreement, Mr. Gochnauer is employed to serve as the Company’s President and Chief Executive Officer.

General Terms — The CEO Agreement establishes Mr. Gochnauer’s annual salary as of December 31, 2008 and provides for Mr. Gochnauer’s participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other senior executives. In addition to his participation in USSC’s qualified pension plan, the benefits under which have been frozen effective March 1, 2009, the CEO Agreement entitles Mr. Gochnauer to a non-qualified retirement benefit equal to the additional pension benefit from five years of additional age and service credits.

Post-Termination Payments and Benefits — If Mr. Gochnauer’s employment is terminated during the employment term by Mr. Gochnauer for Good Reason or by the Company without Cause (as such terms are defined below), Mr. Gochnauer will be entitled to receive: (a) all earned and unpaid amounts and benefits; (b) an amount equal to two times his base salary payable over 24 months following termination (or three times his base salary payable in a lump sum in the event such termination occurs within two years of a Change of Control (as defined below)); (c) an amount equal to two times the actual incentive compensation award which would otherwise be payable to him for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, three times the greater of (i) his target incentive compensation award for such year or (ii) his average annual incentive for the prior three years, payable in a lump sum); (d) a pro rata portion of his actual incentive compensation award (or target award in the event such termination occurs within two years of a Change of Control) for the year in which termination occurs payable in a lump sum; (e) continued medical and/or dental insurance coverage until the earlier of 24 months from the date of termination (or three years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (f) a lump sum payment equal to the amount the Company would otherwise expend for 24 months’ life and disability coverage for him (or three years’ coverage in the event such termination occurs within two years of a Change of Control); (g) continued vesting of option awards if permitted under the Prior Equity Plan and provided for in his option agreements; and (h) career transition assistance services. In the event of termination within two years of a Change of Control, Mr. Gochnauer also will be entitled to a non-qualified retirement benefit equal to the additional pension benefit from three additional years of age and service credits and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits he is entitled to under the CEO Agreement. The CEO Agreement also provides that Mr. Gochnauer will receive a “gross-up” payment in an amount such that, after satisfaction by him of all taxes imposed upon such payment, he retains that portion of the “gross-up” payment equal to any excise tax imposed by Section 4999 of the Code upon any amount paid or payable to him by the Company. As a result of the most recent amendments to the CEO Agreement, all cash payments and other benefits to which Mr. Gochnauer may become entitled due to a change of control shall be reduced to the largest aggregate amount as will result in no portion thereof being subject to the excise tax or being non-deductible to the Company for federal income tax purposes, provided that no such reduction shall occur if the amount thereof would be more than 10% of the aggregate value of such payments and benefits. In addition, the CEO Agreement prohibits Mr. Gochnauer from competing against the Company in the United States and Canada or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Definitions — The Executive Employment Agreements signed by the named executive officers have definitions that differ slightly from each other, including slight variations in the definitions of “Cause,” “Good Reason,” and “Change of Control.” As a result, the circumstances that trigger the executives’ severance benefits are slightly different. Generally, however, when used in connection with a named executive officers’ rights under his or her employment agreement, the terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions:

•	“Cause” means (i) conviction of, or plea of no contest to, a felony; (ii) theft or embezzlement from the Company; (iii) illegal use of drugs; (iv) material breach of the employment agreement; (v) gross negligence or willful misconduct in the performance of the executive’s duties; (vi) breach of any fiduciary duty owed to the Company; or (vii) the executive’s willful refusal to perform the assigned duties for which the executive is qualified as directed by his or her supervisor or by the Board. Generally, in the case of an event constituting Cause that is curable by the executive, the executive must fail to cure the event within thirty days after receipt of notice of the event from the Company.

•	“Good Reason” means (i) any material breach by the Company of the executive’s employment agreement without the executive’s written consent, (ii) any material reduction, without the executive’s consent, in the executive’s duties, responsibilities or authority; or (iii) without Executive’s written consent: (a) a material reduction in the executive’s base salary, (b) the relocation of the executive’s principal place of employment more than fifty (50) miles from its location on the date of a Change of Control (or, in Mr. Gochnauer’s employment agreement, fifty (50) miles from Deerfield, IL), or (c) the relocation of the Company’s corporate headquarters office outside of the metropolitan area in which it is located on the date of a Change of Control (or, in Mr. Gochnauer’s employment agreement, outside of the Chicago metropolitan area).

•	“Change of Control” is generally defined to mean (i) acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) at any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board cease for any reason to constitute more than 50% of the Board unless the new directors were approved by a vote of more than 50% of the Directors then comprising the incumbent Board; (iii) consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company, unless, following such business combination, the Company’s stockholders continue to hold more than 50% of the voting power of the successor entity or other conditions are satisfied; and (iv) approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person.

Other Named Executive Officer Agreements

General Terms — The Company and USSC have entered into Executive Employment Agreements with Victoria J. Reich, Senior Vice President and Chief Financial Officer; P. Cody Phipps, President, United Stationers Supply; Stephen A. Schultz, Group President, Lagasse and ORS Nasco; Patrick T. Collins, Senior Vice President, Sales and Marketing; and Eric A. Blanchard, Senior Vice President, General Counsel and Secretary, each of which was amended and restated as of December 31, 2008. Each of these Agreements establishes the executive’s annual salary as of December 31, 2008 and provides that the Board shall review the executive’s base salary from time to time and may, at the Board’s discretion, increase the base salary. Each of these Agreements further provides for the executive’s participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other executives at the same grade level. In addition to their participation in USSC’s qualified pension plan, each of the Agreements for Ms. Reich and Mr. Phipps entitles the executive to a non-qualified retirement benefit equal to the additional pension benefit from five years of additional age and service credits.

Ms. Reich’s Agreement provided for the granting of 7,500 shares of restricted stock as of her hire date. The restricted shares vest on June 11, 2010. Under her Agreement, Ms. Reich was also granted 50,000 non-qualified options to purchase shares of the Company’s Common Stock at an exercise price of $66.17. The options are exercisable in three substantially equal annual installments, beginning on July 24, 2008.

Post-Termination Payments and Benefits — Under the Executive Employment Agreements with Messrs. Blanchard, Collins, Phipps and Schultz and Ms. Reich, if the executive’s employment is terminated during the employment term by the Company without “Cause” (as defined above), or, in the case of Mr. Blanchard and Ms. Reich, by the executive for “Good Reason” (as defined above), the executive will be entitled to receive: (a) all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year; (b) an amount equal to one and one-half times his/her then existing base salary (or two times his/her base salary payable in a lump sum within 30 days following the date of termination in the event such termination occurs within two years of a Change of Control (as defined above)) payable over 18 months following termination, except that any amounts in excess of the amount that would cause the payments to constitute deferred compensation under IRC Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (c) an amount equal to one and one-half times his/her actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or two times his/her target incentive compensation award for such year payable in a lump sum within 30 days following the date of termination in the event such termination occurs within two years of a Change of Control); (d) a pro rata portion of his/her target incentive compensation award for the year in which termination occurs payable in a lump sum within 30 days following the date of termination, provided that termination occurs within two years of a Change of Control; (e) continued medical and/or dental insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he/she receives substantially equivalent coverage from a subsequent employer; (f) a lump sum payment equal to the amount the Company would otherwise expend for 18 months’ life and disability coverage for the executives (or two years’ coverage in the event such termination occurs within two years of a Change of Control); (g) continued vesting of option awards if permitted under the Prior Equity Plan (as defined below) and provided for in his/her option agreement; and (h) career transition assistance services until December 31 of the year after the year when the termination occurs. Messrs. Gochnauer, Phipps and Collins are entitled to receive executive level career transition assistance services in an amount not to exceed twenty percent of the sum of (i) the executive’s then existing base salary and (ii) the target incentive compensation award for the calendar year during which the termination date occurs. Ms. Reich and Messrs. Blanchard and Schultz are entitled to receive executive level career transition assistance services in an amount not to exceed ten percent of the executive’s then existing base salary. The executive cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, such executive also will be entitled to a lump sum cash payment equal to the additional pension benefit value that would be payable to the executive if he/she had two additional years of age and service credits and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which the executive prevails in any material respect. The agreements also provide that the executive will receive a “gross-up” payment in an amount such that, after satisfaction by him/her of all taxes imposed upon such payment, he/she retains that portion of the “gross-up” payment equal to any excise tax imposed by Section 4999 of the Code upon any amount paid or payable to him/her by the Company. As a result of the most recent amendments the Executive Employment Agreements with Messrs. Blanchard, Collins and Schultz and Ms. Reich, all cash payments and other benefits to which each of such executives may become entitled due to a Change of Control shall be reduced to the largest aggregate amount as will result in no portion thereof being subject to the excise tax or being non-deductible to the Company for federal income tax purposes, provided that no such reduction shall occur if the amount thereof would be more than 10% of the aggregate value of such payments and benefits.

For Messrs. Blanchard, Collins, Phipps and Schultz and Ms. Reich, these severance payments will be offset by compensation the executive earns during the eighteen-month period following the date his/her employment with the Company ends.

These agreements with Messrs. Blanchard, Collins, Phipps and Schultz and Ms. Reich prohibit the executive from competing against the Company in the United States and Canada or soliciting any of the Company’s customers or employees for a period of 18 months following his/her employment termination.

Change of Control Terms under the Long-Term Incentive Plan

The LTIP, which was adopted by the Company and approved by stockholders in 2004, permits the Human Resources Committee to grant different types of awards, including options, stock appreciation rights, full value awards (including restricted stock) and cash incentive awards. The named executive officers received option grants under the LTIP during 2006. In 2007, the named executive officers received grants of options and restricted stock under the LTIP. In 2008, the named executive officers received grants of restricted stock under the LTIP. Vesting of equity awards under the LTIP accelerates under certain circumstances related to a Change of Control and the termination of the named executive officer’s employment either by the Company without Cause or by the executive for Good Reason. The definitions of “Change of Control”, “Cause”, and “Good Reason” under the LTIP are similar to the definitions of the same terms under the Executive Employment Agreements described above.

In the event of a Change of Control of the Company, as defined in the LTIP, one-half of the shares covered by non-vested equity awards held by a named executive officer who is employed on the date of the Change of Control will become immediately vested as of such date. In addition, if a named executive officer’s employment is terminated by the named executive officer for Good Reason, as defined in the LTIP, or by the Company without Cause, as defined in the LTIP, during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the named executive officer’s date of termination will become immediately vested as of such date.

If a named executive officer’s employment is terminated during an Anticipated Change of Control for Good Reason or without Cause, and within two years of the named executive officer’s termination a Change of Control occurs, then all outstanding awards held by the named executive officer on the date of termination will become vested as of the date of the Change of Control. An Anticipated Change of Control is generally defined under the LTIP as the Company entering into an agreement that would result in a Change of Control or any person publicly announcing an intention to take or consider taking actions the consummation of which would constitute a Change of Control.

Change of Control Terms under the Prior Equity Plan

Messrs. Gochnauer and Phipps have options to acquire shares of the Company’s Common Stock that were granted prior to the effective date of the LTIP. These options are eligible for accelerated vesting in connection with a Change of Control of the Company, as defined in the United Stationers Inc. 2000 Management Equity Plan, as amended and restated as of July 31, 2002 (collectively, the “Prior Equity Plan”). One-half of the shares covered by a participant’s options that are outstanding, but not yet exercisable, immediately prior to a Change of Control generally become exercisable immediately as of the date of such a Change of Control, provided that the participant’s employment did not terminate prior to such Change of Control date. In addition, if a participant’s employment is terminated by the Company or any of its subsidiaries without “Cause” or by the participant in circumstances constituting “Good Reason” (as such terms are defined in the Prior Equity Plan) after the date of the Change of Control but within one year thereafter, any options granted before the date of the Change of Control that are not then fully vested will become fully vested and immediately exercisable as of such employment termination date.

The Prior Equity Plan also provides that, in specified situations in which (1) a participant’s termination of employment by the Company or any of its subsidiaries without Cause or by the participant for Good Reason occurs during an “Anticipated Change of Control” (as defined), and (2) a Change of Control occurs within one year after such employment termination, the participant’s options outstanding and unvested as of the employment termination date will become fully vested and exercisable.

The definitions of “Cause,” “Good Reason,” “Change of Control” and “Anticipated Change of Control” under the Prior Equity Plan are similar to the definitions under the Executive Employment Agreements described above.

Change of Control Terms under the Management Incentive Plan

The MIP provides that if the plan terminates upon or after a Change of Control (as defined in the MIP) during the plan year in which the Change of Control occurs, participants will be entitled to their target incentive award for such plan year. The definition of Change of Control in the MIP is similar to the definition under the LTIP.

Potential Post-Employment Payments

As described above in the summaries of the employment agreements, our executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without Cause or (2) in certain circumstances following a Change of Control. Messrs. Gochnauer and Blanchard and Ms. Reich are also entitled to receive benefits in the event they resign their employment for Good Reason. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 31, 2009 of the estimated benefits our executive officers would have received had a triggering event occurred as of that date. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if a triggering event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options (“Accrued Benefits”). For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table”, “Executive Compensation — Outstanding Equity Awards at December 31, 2009”, “Executive Compensation — Option Exercises and Stock Vested Table”, “Executive Compensation — Pension Benefits in 2009”, and “Executive Compensation — Non-Qualified Deferred Compensation in 2009”.

Severance Benefits

If the employment of Messrs. Gochnauer, Collins, Phipps or Schultz or Ms. Reich is terminated by the Company for any reason other than Cause or the executive’s permanent disability (as defined in the Company’s Board-approved disability plan or policy as in effect from time to time) and other than within two years following a Change of Control and, in the case of Messrs. Gochnauer and Blanchard and Ms. Reich, if the executive’s employment is terminated by the executive for Good Reason, then he/she will be entitled to receive benefits pursuant to the executive’s Executive Employment Agreement described above.

Severance-related benefits are provided only if the executive executes the Company’s then current standard release agreement as a condition to receiving any of the payments and benefits.

The following table presents the estimated separation benefits the Company would have been required to pay to each named executive officer if his/her employment had been terminated as of December 31, 2009.

Estimated Severance Pay

	Cash Compensation			Benefits	Other
				Health and
		Incentive	Vacation	Welfare
	Salary	Compensation	Pay	Benefits	Outplacement	Total
Name	($)	($)	($)	($)	($)	($)

Richard W. Gochnauer	1,800,000	—	69,231	28,653	324,000	2,221,884
Victoria J. Reich	624,000	—	32,000	24,495	41,600	722,095
P. Cody Phipps	717,885	—	36,815	24,762	157,935	937,397
Stephen A. Schultz	570,000	—	29,231	24,341	38,000	661,572
Eric A. Blanchard	459,495	—	23,564	24,750	30,633	538,442
Patrick T. Collins	506,091	—	25,953	24,159	101,218	657,421

Retirement, Disability and Death

If employment is terminated as a result of the executive’s death, disability, or retirement, then the executive shall be entitled to (i) his/her Accrued Benefits, (ii) any benefits that may be payable to the executive under any applicable Board-approved disability, life insurance or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s death or disability, or a lump sum payment in an amount equal to the pro-rata actual incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s retirement.

Potential Change of Control Payments

Under the Company’s LTIP and the Company’s Prior Equity Plan, 50% of each named executive officer’s unvested equity awards automatically vest following a Change of Control, unless the award recipient’s employment is terminated after the Change of Control, in which case 100% of the recipient’s unvested equity awards automatically vest. If the executive’s date of termination occurs during an Anticipated Change of Control and a Change of Control then occurs within two years following his or her date of termination, the number of restricted shares that were forfeited on the date of termination will be granted to him or her on a fully vested basis as of the date of the Change of Control and the option shares, including options that may have expired on or after the date of termination and prior to the Change of Control, will be fully vested and exercisable on the date of Change of Control.

If the employment of a named executive officer is terminated after a Change of Control, the executive will be entitled to the benefits described above pursuant to his or her Executive Employment Agreement. Both the vesting of equity awards and the receipt of the benefits described above assume the executive’s employment is terminated either (i) by the Company for any reason other than Cause or disability or (ii) by the executive for Good Reason.

Payments Triggered Upon a Change of Control

Upon a Change of Control, 50% of any outstanding unvested equity awards would vest. For each named executive officer who remains employed on the date of this Proxy Statement, the following table shows the value of unvested equity awards that would vest if a Change of Control had occurred on December 31, 2009, based on the closing price of the Company’s common stock on December 31, 2009, which was $56.88.

	Vesting of Unvested Equity Awards
		Restricted
	Stock	Stock/Units	Total
	Options(1)($)	($)	($)

Richard W. Gochnauer	—	2,448,173	2,448,173
Victoria J. Reich	—	663,477	663,477
P. Cody Phipps	—	788,727	788,727
Stephen A. Schultz	—	556,855	556,855
Eric A. Blanchard	—	376,858	376,858
Patrick T. Collins	—	410,276	410,276

(1)	The fair market value of the Company’s common stock on December 31, 2009 was less than the exercise price of all unvested stock options held by the Company’s named executive officers. As a result, no economic value would have resulted from the acceleration of exercisability of stock options if a Change of Control of the Company had occurred on that date.

Payments Triggered Upon a Termination Following a Change of Control

The following table assumes that each executive is terminated after a Change of Control for reasons other than for Cause, retirement, disability or death. These values are estimated as of December 31, 2009.

	Cash Compensation			Benefits		Other
				Health
				and				Excise Tax
		Incentive	Vacation	Welfare			Vesting of	And
	Salary	Compensation	Pay	Benefits	Pension	Outplacement	Unvested	Gross-up(1)
Name	($)	($)	($)	($)	($)	($)	Equity ($)	($)	Total ($)

Richard W. Gochnauer	2,700,000	2,880,000	69,231	42,980	104,726	324,000	4,896,346	—	11,017,283
Victoria J. Reich	832,000	748,800	32,000	32,659	77,595	41,600	1,326,954	834,878	3,926,486
P. Cody Phipps	957,180	933,251	36,815	33,016	45,441	157,935	1,577,454	547,576	4,288,668
Stephen A. Schultz	760,000	684,000	29,231	32,454	10,609	38,000	1,113,710	434,121	3,102,125
Eric A. Blanchard	612,660	551,394	23,564	32,999	22,073	30,633	753,716	319,036	2,346,075
Patrick T. Collins	674,788	506,091	25,953	32,211	16,643	101,218	820,552	238,472	2,415,928

(1)	The Company will reimburse the executive for any excise tax under Section 280G of the Internal Revenue Code and for any income tax payable by the executive as a result of any reimbursement for the excise tax, subject to limitation as set forth in each executive’s Executive Employment Agreement. The amounts in this column are based on a Section 280G tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3% state income tax rate.

DIRECTOR COMPENSATION

General

During 2009, the Governance Committee of the Company’s Board of Directors undertook one of its periodic reviews of the compensation paid to the Company’s non-employee Directors. The Governance Committee evaluated the current and recent historical cash, equity and total compensation paid by the Company to its non-employee Directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) and established a total target compensation level based on the benchmark data. As a result of this review, no adjustments were made to the cash and equity compensation payable to the Company’s non-employee Directors in 2009. The following table summarizes the total compensation paid to the Company’s non-employee Directors for 2009:

Retainer	$60,000
Board Attendance Fees
• In person	$4,000 per meeting
• By teleconference	$1,000 per meeting
Committee Attendance Fees
• In connection with a Board meeting or by teleconference
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$2,000 per meeting
- Other non-employee Directors	$500 per meeting
• Not in connection with a Board meeting
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$2,000 per meeting
- Other non-employee Directors	$1,000 per meeting
2009 Restricted Stock Unit Grant(1)
• Chairman of the Board	2,645 restricted shares
• All other non-employee Directors	2,242 restricted shares

(1)	The restricted stock unit grant to the Chairman of the Board on September 1, 2009 was for the number of shares having an economic value of $120,000 based on the closing price of the Company’s Common Stock on August 31, 2009, which was $45.69 per share. The restricted stock unit grant to the other non-employee Directors on September 1, 2009 was for the number of shares having an economic value of $110,000 based on the closing price of the Company’s Common Stock on August 31, 2009, which was $45.69. The economic value in each case was converted into the number of shares issuable in the manner described in “Compensation Discussion and Analysis — 2009 Long Term Incentive Equity Awards.” The restricted stock units vest in substantially equal installments over 3 years.

Cash Compensation

As of September 1, 2009, all meeting attendance fees remained unchanged. Board members also were reimbursed for reasonable travel and other business expenses incurred in connection with their attendance at Board and Committee meetings and other Company-requested functions and their performance of other responsibilities as Directors of the Company.

Deferred Compensation

Pursuant to the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Compensation Plan”), non-employee Directors may defer receipt of 50% or more of their retainer and meeting fees. Deferred fees are credited quarterly to each participating Director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Deferred stock unit accounts are eligible for additional dividend equivalent credits, if the Company declares and pays any dividends on the Company’s Common Stock during the relevant period.

Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company Director. Participants in the Directors’ Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares in their respective accounts after the cessation of their service as Directors or in substantially equal installments over a period of not more than five years thereafter. If a participating Director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the Director’s designated beneficiary.

Equity Compensation

The economic value of equity compensation provided annually to Directors remained unchanged in 2009. Such economic value was $110,000 for each non-employee Director other than the Chairman of the Board whose equity compensation economic value was $120,000. The Board approved the grant to each non-employee Director of restricted stock or restricted stock units of the Company’s Common Stock. Each non-employee Director other than the Chairman of the Board received 2,424 restricted stock units. In consideration of his additional responsibilities as the lead independent director, the Chairman of the Board received 2,645 restricted stock units. All restricted stock units vest in substantially equal installments over three years and will be settled upon the Director’s separation from service or in substantially equal installments over a period of not more than five years thereafter. The Company expects to make similar grants to its non-employee Directors on an annual basis.

2009 Director Compensation Table

In 2009, the Company provided the following annual compensation to Directors who are not employees. Mr. Gochnauer is an employee Director who receives no additional compensation for serving on the Board of Directors.

	Fees Earned	Stock
	or Paid	Awards(2)
Name	in Cash(1) ($)	($)	Total ($)

Frederick B. Hegi, Jr.	99,000	120,000	219,000
Jean S. Blackwell	93,000	110,000	203,000
Daniel J. Connors	94,000	110,000	204,000
Charles K. Crovitz	95,000	110,000	205,000
Daniel J. Good	113,500	110,000	223,500
Ilene S. Gordon(3)	27,088	—	27,088
Roy W. Haley	111,000	110,000	221,000
Benson P. Shapiro	99,000	110,000	209,000
Alex D. Zoghlin	87,000	110,000	197,000

(1)	Ms. Blackwell deferred all of her 2009 cash compensation, which resulted in the addition of 2,352 shares of Company stock to her deferred share accounts, under the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (as described above under “Director Compensation — Deferred Compensation”).

		Deferred Shares Added
Name	2009 Cash Deferred ($)	to Account (#)

Jean S. Blackwell	93,000	2,352

(2)	Amounts shown are based upon the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. During 2009, each non-employee Director other than the Chairman of the Board received a grant of 2,424 restricted stock units. In consideration of his role the Chairman received a grant of 2,645 restricted stock units. Amounts in this column represent the grant date fair value related to restricted stock units granted in 2009. The Directors’ outstanding stock options and restricted stock units granted as of December 31, 2009 are shown below. See “Director Compensation — Equity Compensation” for more information.

(3)	Ms. Gordon, who served on the Company’s Board of Directors since 2000, did not stand for reelection at the Company’s May 13, 2009 Annual Meeting.

Directors’ Outstanding Option and Stock Awards at December 31, 2009

	Aggregate	Aggregate
	Option Awards	Stock Awards
	Outstanding	Outstanding
	as of	as of
	December 31,	December 31,
	2009 (#)	2009 (#)

Frederick B. Hegi, Jr.	33,534	5,914
Jean S. Blackwell	3,838	5,406
Daniel J. Connors	—	4,643
Charles K. Crovitz	12,437	5,406
Daniel J. Good	28,937	5,406
Ilene S. Gordon	—	170
Roy W. Haley	28,937	5,406
Benson P. Shapiro	28,937	5,406
Alex D. Zoghlin	—	4,643

EQUITY COMPENSATION PLAN INFORMATION

Overview

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of stock options and the settlement of stock units outstanding under the Company’s equity compensation plans as of December 31, 2009:

			Number of Securities
			Remaining
		Weighted	Available for
	Number of	Average	Future Issuance
	Securities to be	Exercise	under Equity
	Issued upon	Price of	Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding	Options,	Securities
	Options, Warrants	Warrants and	Reflected in
	and Rights	Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
Amended and Restated 2004 Long-Term Incentive Plan	1,850,006	$48.34	1,061,295
2000 Management Equity Plan	416,814	$33.51	—
1992 Management Equity Plan	117,404	$33.29	—
Nonemployee Directors’ Deferred Compensation Plan	39,568	—	30,942
Equity compensation plans not approved by security holders	—	—	—

Total	2,423,792	$45.01	1,092,237

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Human Resources Committee of our Board of Directors. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of its outstanding Common Stock.

	Number of Shares
	of Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class

FMR LLC, and various affiliated entities(1)	3,566,132	14.93%
82 Devonshire Street Boston, MA 02109
Blackrock, Inc. and various affiliated entities(2)	1,883,537	7.89%
55 East 52nd Street New York, NY 10055
AXA Assurances I.A.R.D. Mutuelle(3)	1,418,124	5.9%
26, rue Drouot 75009 Paris, France
Vanguard Group, Inc. and various affiliated entities(4)	1,303,061	5.45%
100 Vanguard Blvd. Malvern, PA 19355

(1)	This information is based on a Schedule 13G Amendment filed with the SEC on February 16, 2010, reporting the shares of the Company’s Common Stock that FMR LLC (“FMR”) may be deemed to beneficially own, as of December 31, 2009, in its capacity as investment adviser. FMR reported that it may be deemed to have beneficial ownership of 3,566,132 shares. FMR has sole voting power with respect to 441,420 shares and sole dispositive power with respect to 3,566,132 beneficially owned shares.

(2)	This information is based on a Schedule 13G filed with the SEC on January 29, 2010, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2009, by Blackrock, Inc. Blackrock, Inc. has sole voting and sole dispositive power with respect to all of the 1,883,537 shares reported as beneficially owned.

(3)	This information is based on a Schedule 13G Amendment filed with the SEC on February 12, 2010, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned as of December 31, 2009 by AXA Assurances I.A.R.D. Mutuelle ( “AXA Mutuelle”) and various affiliated entities of the shares set forth above. AXA Mutuelle reported sole voting power with respect to 978,360 shares and sole dispositive power with respect to 1,418,124 shares. Of the 1,418,124 shares reported as beneficially owned, on a combined basis, AXA Assurances Vie Mutuelle has sole voting power with respect to 978,360 shares and sole dispositive power respect to 1,418,124 shares. AXA has sole voting power with respect to 978,360 shares and sole dispositive power with respect to 1,418,124 shares. AXA Financial, Inc. has sole voting power with respect to 609,033 shares and sole dispositive power with respect to 696,378 shares.

(4)	This information is based on a Schedule 13G filed with the SEC on February 5, 2010, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned as of December 31, 2009, by the Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it may be deemed to have beneficial ownership of 1,303,061 shares. Vanguard has sole voting power with respect to 35,371 shares and sole dispositive power with respect to 1,267,690 shares and shared dispositive power with respect to 35,371 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 35,371 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

Security Ownership of Management

To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 29, 2010 by each Company Director, each named executive officer and all of the Company’s Directors and executive officers as a group. Unless otherwise indicated, each beneficial owner listed in the table holds sole voting and investment power over the shares listed as beneficially owned by him or her.

	Number of Shares
	of Common Stock
Name of Beneficial Owner	Beneficially Owned(1)		Percent of Class

Frederick B. Hegi, Jr.	549,124	(4)(7)	2.3%
Jean S. Blackwell	9,572	(2)(4)	*
Daniel J. Connors	—
Charles K. Crovitz	11,535		*
Daniel J. Good	84,918	(3)	*
Roy W. Haley	31,232	(5)	*
Noah T. Maffitt	1,288	(6)	*
Benson P. Shapiro	29,912	(4)(8)	*
Alex D. Zoghlin	—		*
Richard W. Gochnauer	486,878	(9)	2%
P. Cody Phipps	174,635	(10)	*
Victoria J. Reich	70,311	(11)	*
Stephen A. Schultz	19,157	(12)	*
Eric T. Blanchard	52,315	(13)	*
All current Directors and executive officers as a group (17 persons)	1,636,583		6.5%

*	Represents less than 1%

(1)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 29, 2010 through the exercise of stock options, as follows: Mr. Hegi, 32,528 shares; Ms. Blackwell, 2,933 shares; Mr. Crovitz, 11,535 shares; Mr. Good, 28,032 shares; Mr. Haley, 28,032 shares; Dr. Shapiro, 26,532 shares; Mr. Gochnauer, 399,157 shares; Ms. Reich 42,984 shares; Mr. Phipps, 150,238 shares; Mr. Schultz, 5,831 shares; Mr. Blanchard, 41,236 shares and all current Directors and executive officers as a group, 858,952 shares.

(2)	In addition to the shares referenced in Notes 1 and 5, includes 1,000 shares held of record by Ms. Blackwell.

(3)	Includes 24,798 shares owned by Good Capital Co., Inc. (“Good Capital”). Mr. Good is Chairman and a controlling stockholder of Good Capital and, accordingly, may be deemed to share voting and dispositive power and therefore beneficially own such shares. Mr. Good disclaims beneficial ownership of the shares owned by Good Capital except to the extent of his beneficial interest therein. Also includes 32,088 shares held of record by Mr. Good.

(4)	Includes shares issuable shortly after the participant’s cessation of service as a Director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Directors’ Deferred Compensation Plan, as follows: Ms. Blackwell, 5,639 shares, and Mr. Hegi, 17,250 shares. Does not include the 16,679 shares issuable in settlement of fully vested deferred stock units credited to Dr. Shapiro under the same plan, as he has elected to defer receipt of such shares over a two-year period following termination of his service as a Director.

(5)	In addition to shares referenced in Note 1, includes 3,200 shares held of record by Mr. Haley.

(6)	Reflects 1,288 in restricted shares.

(7)	In addition to the shares referenced in Notes 1 and 5 includes (i) 317,223 shares held of record by Mr. Hegi; (ii) 32,312 shares held of record by a family company of which he is managing partner; (iii) 500 shares held in the Hegi Family Foundation; and (iv) 149,311 shares held in trust for his benefit and for which he serves as trustee.

(8)	In addition to shares referenced in Note 1, includes 3,200 shares held of record by Dr. Shapiro.

(9)	In addition to the shares referenced in Note 1, includes 23,703 shares held of record by Mr. Gochnauer. Also includes 79,018 restricted shares.

(10)	In addition to shares referenced in Note 1, includes 24,397 restricted shares.

(11)	In addition to shares referenced in Note 1, includes 27,327 restricted shares.

(12)	In addition to shares referenced in Note 1, includes 16,326 restricted shares.

(13)	In addition to shares referenced in Note 1, includes 11,079 restricted shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. Based on its review of such reports furnished to the Company and on written representations from the Company’s Directors and executive officers, the Company believes that there was only one late filing in 2009 for Jean S. Blackwell, such filing having been made one day late due to administrative error.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee

The Audit Committee of the Company’s Board of Directors consists of the three non-employee Directors named below. Each member of the Audit Committee is independent, as defined by the current NASDAQ listing standards and Rule 10A-3 of the Exchange Act. No member of the Audit Committee received any compensation from the Company during 2009 other than for services as a member of the Board or one or more of its Committees.

The Board of Directors has determined that all Audit Committee members are financially literate and at least two members have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley and Jean S. Blackwell each qualify as an “audit committee financial expert” within the meaning of applicable SEC regulations.

Audit Committee Charter and Responsibilities

The Audit Committee operates under and regularly reviews a written charter originally adopted by the Board of Directors in February 2000, and amended as of July 14, 2009. The Audit Committee charter may be found under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities for oversight of: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accountants; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for establishing and maintaining its financial reporting processes and internal controls. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such financial statements with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accountants are responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as well as management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB.

The Audit Committee has the sole authority to select, appoint and, if appropriate, terminate the engagement of the independent registered public accountants. As described under “Proposal 2: Ratification of the Selection of Independent Registered Public Accountants — Audit Committee Pre-Approval Policy,” the Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of all audit and permitted non-audit services performed for the Company by its independent registered public accountants.

Audit Committee Report

In this context, the Audit Committee reports as follows with respect to the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2009:

The Audit Committee has reviewed and discussed the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the independent registered public accountants’ evaluation of the Company’s internal control over financial reporting and the related reports of the independent registered public accountants with the Company’s management, its chief internal auditor and its independent registered public accountants, with and without management present.

The Audit Committee has discussed with the independent registered public accountants matters relating to the independent registered public accountants’ judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments and the clarity of financial statement disclosures, as required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Audit Committee has reviewed with the independent registered public accountants and the Company’s internal auditors their respective audit plans, audit scope and identification of audit risks. It has discussed the internal audit function’s organization, responsibilities and activities with the Company’s management, its internal auditors and the independent registered public accountants. The Audit Committee periodically met with both the internal auditors and the independent registered public accountants, with and without management present, to discuss the results of their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Members of the Audit Committee:

Roy W. Haley, Chair
Jean S. Blackwell
Daniel J. Good

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No relationships and/or related party transactions have been identified for disclosure.

Related Person Transaction Approval Policy

In March 2008, our Board of Directors adopted a written related person transaction approval policy, which sets forth the Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which the Company (including any subsidiaries) is or will be a participant and in which a related person (as defined in Item 404 of Regulation S-K) has a direct or indirect interest, but exempts the following:

•	payment of compensation by the Company to a related person for the related person’s service to the Company as a director, officer or employee;

•	transactions available to all employees or all shareholders of the Company on the same terms;

•	transactions, which when aggregated with the amount of all other transactions between the Company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the Company generally.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the Committee itself would be authorized to take pursuant to this policy.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

The Company has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accountants for 2010, as it has done since 1995. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered public accountants in maintaining the integrity of Company financial controls and reporting. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, that action by the Audit Committee appointing Ernst & Young LLP as the Company’s independent registered public accountants to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2010 is hereby ratified, confirmed and approved.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Fee Information

General.  The following table presents information with respect to fees incurred for the indicated professional services rendered by E&Y during each of the last two years (dollars in thousands).

Type of Fees	2009	2008

Audit Fees	$1,378	$1,617
Audit-Related Fees	56	57
Tax Fees	54	36
All Other Fees	—	—

Total	$1,488	$1,710

Audit Fees.  “Audit Fees” included fees for professional services rendered for the 2009 and 2008 audits of the consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K, reviews of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits, regulatory filings or engagements and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2009 and 2008 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 and 2008, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2009 and 2008 these fees included employee benefit plan audits and accounting consultations.

Tax Fees.  “Tax Fees” are fees for professional services performed by E&Y with respect to tax compliance, tax advice and tax planning. For 2009 and 2008, the fees consisted of tax consulting services.

All Other Fees.  “All Other Fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policy

Under applicable SEC rules, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accountants, subject to certain de minimis exceptions and prohibitions against the provision of certain types of non-audit services. The Audit Committee pre-approved all services and fees described above. These SEC rules are designed to assure that the provision of services by the independent registered public accountants does not impair its independence from the Company.

Consistent with applicable SEC rules, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy sets forth the procedures and conditions pursuant to which the Audit Committee may pre-approve audit and permissible non-audit services proposed to be performed by the independent registered public accountants.

Pursuant to the Pre-Approval Policy, the Audit Committee will consider annually and, if appropriate, approve the provision of all audit services to the Company by the independent registered public accountants. Any changes to any previously approved audit services, terms or fees require the further specific pre-approval of the Audit Committee.

Under the Pre-Approval Policy, the Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accountants of permitted audit-related, tax or other non-audit services. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee provides for a different period or earlier terminates such services. Any such pre-approval will be subject to a dollar limit specified by the Audit Committee. The Audit Committee periodically reviews, and from time-to-time may revise, the list of general pre-approved services. Any proposed new services, and any previously approved services anticipated to exceed the respective fee limits previously established for such services, must be separately approved.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority for permitted non-audit services. The member to whom such authority is delegated must report any pre-approval decisions, for informational purposes, to the Audit Committee at its next regularly scheduled meeting.

The Company’s Vice President, Controller and Chief Accounting Officer monitors the performance of all services provided by the independent registered public accountants for compliance with the Pre-Approval Policy. The Audit Committee periodically reviews reports summarizing all services and related fees and expenses being provided to the Company by the independent registered public accountants.

STOCKHOLDER PROPOSALS

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder wants the Company to consider including in its Proxy Statement and form of proxy relating to the Company’s 2011 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015, not later than December 17, 2010 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Any stockholder proposal that the stockholder does not want the Company to consider including in its proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder’s intent to make such nomination at the Company’s 2011 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 25, 2011. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2011 Annual Meeting of Stockholders is first given to stockholders.

In addition to these timing requirements, the Company’s Restated Certificate of Incorporation also prescribes informational content requirements for director nominations and other proposals by stockholders. See “Governance and Board Matters — Consideration of Director Nominees” above for more information about the informational content requirements for stockholder notices relating to intended director nominations. Any other stockholder proposal notice generally must set forth a brief description of the matter proposed to be brought before the annual meeting, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder and any material interest of the stockholder in such proposed matter.

OTHER BUSINESS

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please vote your shares as instructed in the Notice of Internet Availability.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

UNITED STATIONERS INC.
CORRINE KASSITAS
ONE PARKWAY NORTH BOULEVARD
DEERFIELD, IL 60015
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. See the reverse side for special deadline related to Employee Stock Purchase Plan shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M22528-P93042	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED STATIONERS INC.	For	Withhold	For All	To withhold authority to vote for any individual
This proxy is solicited on behalf of the Board of Directors of United Stationers Inc.	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

	☐	☐	☐
This proxy will be voted as directed by the undersigned. If no direction is given, this proxy will be voted FOR the two proposals listed below.
The Board of Directors recommends that you vote FOR the following proposal:

1.	Election of Directors to serve for a three-year term expiring in 2013.
Nominees:
01)	Roy W. Haley

02)	Benson P. Shapiro

03)	Alex D. Zoghlin

04)	Noah T. Maffitt

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

NOTE: In their discretion, the proxies may vote upon any other business as may properly come before the meeting.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting.

M22529-P93042
UNITED STATIONERS INC.
Annual Meeting of Stockholders
May 26, 2010 2:00 PM
This proxy is solicited by the Board of Directors

UNITED STATIONERS INC.	PROXY/VOTING INSTRUCTION CARD
The undersigned hereby appoints RICHARD W. GOCHNAUER, VICTORIA J. REICH AND ERIC A. BLANCHARD, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of UNITED STATIONERS INC. (the “Company”) which the undersigned is entitled to vote, on all matters that may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois on Wednesday, May 26, 2010 at 2:00 p.m., Central Time, and at any adjournment thereof. This card also serves as voting instructions to Computershare Trust Company, as Plan Agent of the United Stationers Inc. Employee Stock Purchase Plan. The Plan Agent will vote the shares of the Company’s common stock allocated to the stockholder’s account at the Annual Meeting of Stockholders as directed by the stockholder on the reverse side. If voting by mail, your vote must be received by 11:59 p.m., Eastern Time, on May 24, 2010 to ensure that your Employee Stock Purchase Plan shares are voted at the meeting.
Continued and to be signed on reverse side